Exhibit 10.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

AMONG

BPZ ENERGY INTERNATIONAL HOLDINGS, L.P.

AND

BPZ ENERGY LLC, AS SELLERS

AND

BPZ RESOURCES, INC., AS BORROWER

AND

PACIFIC STRATUS ENERGY S.A., AS BUYER

AND

PACIFIC STRATUS INTERNATIONAL ENERGY LTD., AS PRE LENDER

CONCERNING

BPZ NORTE OIL S.R.L.

APRIL 27, 2012

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS AND INTERPRETATION		2
1.1.	Definitions	2
1.2.	Interpretation	10
SECTION 2 - TRANSACTIONS		11
2.1.	Share Sale and Purchase and Specified Entitlements	11
2.2.	Spin-off	12
2.3.	Joint Operating Agreement	13
2.4.	Carry Agreement	13
2.5.	Operating Services Agreement	13
2.6.	Guarantees	13
2.7.	Security Agreements	14
2.8.	Binding Effect	14
SECTION 3 - WARRANTIES		14
3.1.	Sellers’ Warranties	14
3.2.	Buyer’s Warranties	21
3.3.	No Implied Representations or Warranties	23
SECTION 4 - COVENANTS DURING THE INTERIM PERIOD		24
4.1.	Access to Information	24
4.2.	Satisfaction of Conditions	24
4.3.	Material Events	25
4.4.	Tax Matters	25
4.5.	Confidentiality	26
4.6.	Reserved	26
4.7.	Covenants	26
4.8.	JOA During the Interim Period	27
4.9.	Certain Employee Matters	28
4.10.	Qualification of Pacific Rubiales Energy Corp.	28
4.11.	Transition Plan	28
SECTION 5 - CONDITIONS TO COMPLETION		29
5.1.	Seller Parties’ Conditions Precedent	29
5.2.	Buyer Parties’ Conditions Precedent	29
SECTION 6 - SIGNING DATE DELIVERABLES		30

i

6.1.	Place of Signing	30
6.2.	Deliverables	31
SECTION 7 - COMPLETION DATE DELIVERABLES		32
7.1.	Deliverables	32
SECTION 8 - FINANCIAL ARRANGEMENT OBLIGATIONS		35
8.1.	Loans and Procedures	35
8.2.	Certain Loan Related Matters on the Completion Date	36
8.3.	Payment Date Adjustments	37
8.4.	On-going Adjustment	38
8.5.	Resolution of Adjustments	39
8.6.	Certain Tax Matters	39
SECTION 9 - INDEMNITY		39
9.1.	Indemnification Terms	39
9.2.	Duration of Indemnity	41
9.3.	Indemnification Procedure	42
9.4.	Limitations on Indemnification	42
9.5.	Limits and Thresholds	43
SECTION 10 - TERM AND TERMINATION		45
10.1.	Survival	45
10.2.	Termination	45
10.3.	Payments Upon Termination	45
SECTION 11 - EMPLOYEE MATTERS		47
11.1.	Hiring of Employees	47
11.2.	No Termination or Adverse Changes	47
11.3.	Seniority and Other Eligibility Factors	48
11.4.	Costs	48
SECTION 12 - FORCE MAJEURE		48
SECTION 13 - NOTICES		48
SECTION 14 - GOVERNING LAW AND ARBITRATION		49
14.1.	Governing Law	49
14.2.	Dispute Resolution	49
14.3.	Expert Determination	51
SECTION 15 - GENERAL PROVISIONS		52
15.1.	Further Assurances	52

15.2.	Assistance	52
15.3.	Responsibility for Costs	52
15.4.	Public Announcements	53
15.5.	Conflict	53
15.6.	Severability	53
15.7.	Joint Preparation	53
15.8.	Agreement Survives Completion	53
15.9.	Interest on late payment	53
15.10.	No Third Party Beneficiaries	54
15.11.	Relationship of the Parties	54
15.12.	Waiver	54
15.13.	Amendment	54
15.14.	Counterparts	54
15.15.	Entirety	54
15.16.	Language	54
15.17.	Assignment	55

Attachments

A-1	Form of Deed of Transfer
A-2	Step Plan and Transfer Memorandum
B	Joint Operating Agreement
C	Carry Agreement
D	Committed Work Program
E	Security Agreements
F	Required Consents and Approvals
G	Permitted Transfers
H	Form of Initial Note
I	Form of 51 CEE Note
J	Form of 49 CEE Note
K	Form of Shareholder Note
L	Form of Final Note

Schedules

Schedule A-1	Existing Guarantees
Schedule A-2	List of Equipment
Schedule 3.1.2	Equity Structure of Newco
Schedule 3.1.5	Litigation
Schedule 3.1.6	Certain Acts, Omissions or Notices
Schedule 3.1.13	Certain Actions

Schedule 3.1.15	Existing Work Programs and Financial Commitments
Schedule 3.1.18	Environmental Matters
Schedule 3.1.20	Newco Officers and Directors
Schedule 3.1.39	Certain Contracts
Schedule 3.2.11	No Breach
Schedule 10.3.1	PI Repayment Amount and Amortization Schedule

This Stock Purchase Agreement is dated the 27th of April 2012 (Signing Date) and made between:

BPZ Energy International Holdings, L.P., a limited partnership organized and existing under the laws of the British Virgin Islands, whose registered office is at Abbott Building P.O. Box 3099, Road Town, Tortola, British Virgin Islands (BPZ IH); and

BPZ Energy LLC, a limited liability company organized and existing under the laws of Texas whose registered office is at 580 Westlake Park Boulevard Suite 525, Houston Texas 77079 (BPZ LLC and, together with BPZ IH, the Sellers, and each individually a Seller); and

BPZ Resources, Inc., a Texas corporation organized and existing under the laws of Texas whose registered office is at 580 Westlake Park Boulevard Suite 525, Houston Texas 77079 (BPZ RESOURCES or Borrower); and

Pacific Stratus Energy S.A., a company organized and existing under the laws of Panama, whose registered office is at Edificio Plaza Credicorp Bank, Piso 26, Calle 50, Avenida Nicanor A. de Obarrio, Panamá, República de Panamá (Buyer); and

Pacific Stratus International Energy Ltd., a company organized and existing under the laws of British Columbia, whose registered office is at 1188 West Georgia Street, Suite 650, Vancouver BC V6E 4A2, Canada (PRE Lender).

BACKGROUND:

(A)                              Perupetro S.A., on behalf of the Republic of Peru, entered into the License Contract for Hydrocarbon Exploration and Exploitation on Block Z-1 offshore Peru dated as of November 30, 2001 (the License) with the predecessors in interest of BPZ Exploracion & Produccion S.R.L. (BPZ E&P);

(B)                                The Sellers will procure that BPZ E&P reorganize and spin-off an interest in the Assets to its Affiliate, BPZ Norte Oil S.R.L. (Newco) in accordance with this Agreement (in each case as set forth in the Step Plan and Transfer Memorandum) (the Spin-off);

(C)                                Following the Spin-off, BPZ E&P and Newco will hold a 51% and 49% Participating Interest in the License, and a 51% and 49% interest in the Assets other than the License, respectively;

(D)                               Following the Spin-off but prior to Completion, the Sellers will collectively own all of the Participating Units of BPZ E&P and Newco; and

(E)                                 Sellers and Buyer desire that Sellers will sell and that Buyer will buy all of the Participating Units of Newco on and subject to the terms of this Agreement.

In consideration of the mutual promises set out herein and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

SECTION 1 - DEFINITIONS AND INTERPRETATION

1.1. Definitions

In this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below:

49 CEE Note has the meaning set forth in Section 8.1.1.1.

51 CEE Note has the meaning set forth in Section 8.1.1.1.

49 CEE Statement means, the initial request and the monthly requests (individually, and as applicable, collectively) by Borrower for a loan from PRE Lender reflecting a 49% Participating Interest share of the Capital and Exploratory Expenditures.

51 CEE Statement means, the initial request and the monthly requests (individually, and as applicable, collectively) by Borrower for a loan from PRE Lender reflecting a 51% Participating Interest share of the Capital and Exploratory Expenditures.

Actions means claims, actions, suits, audits, demands, arbitrations, mediations, formal investigations, or proceedings pending before any governmental authority or arbitrator with respect to the Assets or the Shares;

Affiliate means a natural or juridical person that (i) Controls a Party, (ii) is Controlled by that Party, or (iii) is Controlled by another natural or juridical person that also Controls that Party.

Agreement means this agreement, the attachments and schedules attached to it, and any amendment, extension or renewal to it agreed in writing by the Parties.

Area means the area described in Exhibit A of the License and delimited in Exhibit B of the License, as such area may vary from time to time in accordance with the terms of the License.

Assets means all rights (whether ownership or contractual, as applicable) with respect to the following:

(i)                                     The License and the Area;

(ii)                                  All those presently existing contracts, agreements and instruments, which are used or held for use in connection with the License, or to which BPZ E&P’s Participating Interest in the License is subject or by which BPZ E&P’s Participating Interest in the License is burdened (including the JOA, operating agreements, joint venture agreements, farm in and farmout agreements, unitization agreements, confidentiality agreements, exchange agreements, royalty agreements, processing agreements, lifting agreements, pooling agreements, marketing agreements, agreements for the sale and purchase of Hydrocarbons, transportation agreements, pipeline operating agreements, construction contracts, installation contracts, supply contracts, purchase orders, leases of vessels, machinery, equipment, or personal property, and labor contracts) (collectively Contracts);

(iii)                               All easements, permits, licenses, certificates, orders, authorizations, waivers, variances, exemptions, servitudes, rights-of-way, surface leases and other rights appurtenant to, or used or held for use in connection with, the License and/or operations and activities under the License (Permits);

(iv)                              Those items listed in Schedule A-2, and all other equipment, machinery, fixtures, other tangible personal property and improvements, materials and supplies located on the Area or used or held for use in connection with the License and/or operations and activities under the License (Equipment);

(v)                                 All credits, prepaid expenses, rights under warranties, rights under indemnities and guarantees, right under claims and causes of action used, held for use or attributable to the License and/or operations and activities under the License (Credits); and

(vi)                              Any and all lease files, land files, contract files, drilling files, well files, well logs, well logs, production files, production records, marketing files, seismic, geological, geophysical and engineering data, and all other books, records, data (including bore hole logs and reports), files, maps, and accounting records (in whatever form and language) that relate to the License, any operations and activities under the License, any Contracts, any Permits, any Equipment or any Credits (Records).

Associated Agreements means the Carry Agreement, the Operating Services Agreement, and the Joint Operating Agreement.

Borrower has the meaning set forth in the recitals.

BPZ E&P means BPZ Exploracion & Produccion S.R.L.

BPZ IH has the meaning set forth in the recitals.

BPZ LLC has the meaning set forth in the recitals.

BPZ Resources has the meaning set forth in the recitals.

Business Day means any day other than a Saturday, a Sunday or a day on which banks are closed for business in Lima, Peru, Houston, Texas, or Toronto, Canada.

Buyer has the meaning set forth in the recitals.

Buyer Guarantee means the guarantee of Buyer Guarantor dated the date hereof.

Buyer Guarantor means Pacific Rubiales Energy Corp.

Buyer Operating Affiliates means the following entities: Pacific Rubiales Energy Corp., Meta Petroleum Corp. and Pacific Stratus Energy Colombia Corp.

Buyer Parties means the Buyer and the PRE Lender.

Buyer Parties’ Conditions Precedent has the meaning set forth in Section 5.2.

Buyer’s Warranties mean the warranties set forth in Section 3.2.

Cap has the meaning set forth in Section 9.5.4.

Capital and Exploratory Expenditures shall have the meaning set forth in the Carry Agreement.

Carry Agreement means the carry agreement between BPZ E&P and Newco, attached hereto as Attachment C.

Carry Costs shall have the meaning set forth in the Carry Agreement.

Category 1 Warranties means the Warranties set forth in Sections 3.1.1 and 3.1.2.

Category 2 Warranties means the Warranties set forth in Sections 3.1.3 through and including 3.1.7.

Category 3 Warranties means the Warranties set forth in Sections 3.1.8 through and including 3.1.40.

Claims has the meaning set forth in Section 9.4.2.

Committed Work Program means the multi-year work program of exploration, appraisal, development, production and/or decommissioning operations and activities, as set forth in Attachment D, as such work program may be modified from time to time by agreement of the Parties, which program shall include the minimum work commitment under the License.

Company Benefit Plan has the meaning set forth in Section 11.3.

Completion means the completion of the sale and purchase of the Shares pursuant to Section 2.1.1 and the other related transactions contemplated by and in accordance with Sections 7 and 8.

Completion Date means the Business Day on which: (a) all of the Conditions Precedent have been satisfied or waived, (b) Newco has become the owner of the 49% Participating Interest, and (c) Buyer acquires the Shares of Newco pursuant to the Transfer DOT, which Business Day is intended by the Parties to be the Business Day the License DOT is signed by BPZ E&P, Newco, BPZ Resources and Buyer Guarantor as contemplated by the Step Plan and Transfer Memorandum.

Conditions Precedent means Seller Parties’ Conditions Precedent and Buyer Parties’ Conditions Precedent.

Consequential Loss means any and all losses, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations or activities carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income, business opportunity, pure economic loss or profit; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

Contractor means the Contractor in the License.

Control or any variation thereof shall have the meaning set forth in the JOA.

COPAS has the meaning set forth in Section 1.2.10.

Damages means the amount of any actual cost, expense, loss, liability, claim, award, or judgment incurred or suffered by any Indemnified Party, arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against on a full indemnity basis, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Sellers and Buyer shall not be entitled to indemnification under Section 9 for, and Damages shall not include, Consequential Losses suffered by the Party claiming indemnification (other than Consequential Losses suffered by third persons and payable by an Indemnified Party).

Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability, breach or termination of this Agreement.

Dollar or $ means, unless otherwise defined, the lawful currency of the United States of America.

Effective Date means January 1st, 2012.

Existing Guarantees means the obligations set forth in Schedule A-1 hereto.

FASB has the meaning set forth in Section 1.2.10.

Final Note has the meaning set forth in Section 8.1.1.3.

Force Majeure means circumstances which are beyond the reasonable control of the Party affected and could not have been avoided through the exercise of reasonable foresight, planning and implementation. Force Majeure shall include the following events and circumstances: acts of war (whether declared or undeclared), armed conflict, civil unrest or insurrection, blockade, embargo, riot, sabotage, acts of terrorism or the specific threats of such acts or events, or conditions attributable to such acts or events; strike, work slowdown, lockout or other industrial disturbance or labor dispute; epidemics or plague; fire, earthquake, cyclone, hurricane, flood, drought, lightning, storms, storm warnings, navigational and maritime perils, or other acts of

God; Governmental Delay; and Rig Unavailability; provided that the following events and circumstances shall not constitute Force Majeure: changes in market conditions; or financial hardship or the inability of a Party to make a profit or receive a satisfactory rate of return from its operations.

GAAP has the meaning set forth in Section 1.2.10.

Government means the government of the Republic of Peru, any region, province, municipality, instrumentality, or other political body or subdivision of Peru, and any ministry, department, agency, commission, court, authority, or other quasi-governmental entity thereof, whether domestic, foreign or multinational, that exercises executive, legislative, judicial, regulatory or administrative functions of government, or that pertains to government, and includes Perupetro S.A. where the context requires, and any official of any of them.

Government Approvals means the approvals of the board of directors of Perupetro, the Ministry of Energy and Mines, the Ministry of Economy and Finance, the Central Reserve Bank, and the Supreme Decree of the President of Peru to amend the License to recognize Newco as a Party to the License with a 49% Participating Interest of the License to Newco and the inclusion of Pacific Rubiales Energy Corp. as corporate guarantor of Newco in the License, provided that no such approval of the replacement guarantor is required if Perupetro instructs BPZ E&P, Buyer or a Buyer’s Affiliate that Buyer’s acquisition of the Shares is required in advance of the Government’s consideration of approving Buyer Guarantor as a replacement guarantor with respect to the 49% Participating Interest.

Governmental Delay means any delay suffered by a Party in the performance of its obligations under this Agreement caused by the relevant agencies of the Government failing to grant timely approval of the environmental impact assessment or any other permits or approvals required in order for such Party to perform its obligations under this Agreement.

Hydrocarbons has the same meaning set forth in Article 1.28 of the License.

Indemnified Party has the meaning set forth in Section 9.3.1.

Indemnified Person has the meaning set forth in Section 9.1.5.

Indemnifying Party has the meaning set forth in Section 9.3.1.

Initial Loan means an initial loan of $65,000,000.00 made by PRE Lender to Borrower on the Signing Date to be made as specified in Section 8.1.1.1.

Initial Note has the meaning set forth in Section 8.1.1.1.

Interim Period means the period of time beginning on the Signing Date and ending on the earlier of (i) Completion Date and (ii) the Termination Date.

Joint Operations has the meaning set forth in the JOA.

Joint Operating Agreement or JOA means the joint operating agreement between BPZ E&P, as Operator, and Newco, with respect to the License, attached hereto as Attachment B.

License means that certain License Contract for Hydrocarbon Exploration and Exploitation on Block Z-1 offshore Peru dated as of 30 November, 2001 and any amendments of such instrument.

License DOT has the meaning set forth in Section 7.1.4.

Long Stop Date means the date falling 15 months from the Signing Date, or such later date as the Parties may agree in writing.

Material Adverse Change means: (i) that the License has terminated; or (ii) that the Government has not given its approval to the transactions contemplated hereby, including the replacement of the Seller Guarantor with the Buyer Guarantor in the License with respect to the Participating Interest provided that no such approval of the replacement guarantor is required if Perupetro instructs BPZ E&P, Buyer or a Buyer’s Affiliate that Buyer’s acquisition of the Shares is required in advance of the Government’s consideration of approving Buyer Guarantor as a replacement guarantor with respect to the 49% Participating Interest; except where either of (i) or (ii) is directly and primarily the result of the Gross Negligence or Willful Misconduct (as such terms are defined in the JOA) of the Senior Supervisory Personnel of the Buyer or any of its Affiliates.

Maximum Carry Amount shall have the meaning set forth in the Carry Agreement.

Newco means BPZ Norte Oil S.R.L., a company organized and existing under the laws of Peru.

Notes means the 51 CEE Note, the 49 CEE Note, the Initial Note and the Final Note.

Notice of Claim has the meaning set forth in Section 9.3.1.

Notice of Dispute has the meaning set forth in Section 14.2.1.

Operating Expenses mean all costs and expenses related to Joint Operations, other than Capital and Exploratory Expenditures.

Operating Services Agreement or OSA means the operating services agreement between BPZ E&P, as Operator, and Newco, as Technical Operations Manager (as defined therein), with respect to certain operations under the JOA.

Operator means BPZ E&P.

Participating Interest has the same meaning set forth in the JOA.

Participating Units means 100% of the units of equity of Newco.

Party means each of the Sellers, the Buyer, the Borrower, and the PRE Lender and Parties means all of them.

Payment Date means the day after the Completion Date following the date on which Newco’s shares’ cost certificate is issued by the Superintendencia Nacional de Aduanas y de Administración Tributaria (SUNAT), the Peruvian tax authority.

Person means an individual, corporation, company, joint venture, partnership, limited partnership, limited liability company, trust, estate, Government or any other legal entity.

PRE Lender has the meaning set forth in the recitals.

Property Costs means all Capital and Exploratory Expenditures and Operating Expenses incurred in the use, ownership and operation of the Assets in the ordinary course of business, and overhead costs charged or allocated to the Assets under the JOA (or which would be charged or chargeable under the JOA), and including liabilities, losses, costs, and expenses attributable to:

(i)                                     Direct and indirect costs of insurance, user fees, quality adjustments, transportation differentials, and labor settlements;

(ii)                                  Direct and indirect costs to abandon any well, decommission any facility, and/or remediate any contamination of surface water, ground water, seawater and seabed, soil or equipment under applicable Laws;

(iii)                               Taxes (other than Taxes based on or measured by income, profits or capital gains);

(iv)                              Demands, claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage, breach of contract or violation of Laws; and

(v)                                 Whether or not described in clauses (i), (ii), (iii), and (iv), any claims for indemnification or reimbursement from any third Person with respect to costs of the type described in preceding clauses (i), (ii), (iii), and (iv)].

Qualified Transferee means a Person that: (a) has a credit rating no lower than that of Pacific Rubiales Energy Corp. as of the Signing Date and (b) is not a competitor of the Borrower or BPZ E&P or otherwise engaged or involved in the oil and gas industry in the Republic of Peru.

Rig Unavailability means with respect to any Party (where relevant) that such Party has made a reasonable commercial effort but has been unable to enter into a contract for a suitable drilling rig that meets all of the following conditions: (i) designed, equipped, and staffed to operate in the environment in which it will be operating; (ii) designed to safely, effectively and efficiently drill to the minimum agreed depth of the applicable well; (iii) capable of performing such functions and other activities as may be reasonably necessary or desirable in connection with the drilling, logging and testing of such well; (iv) available to be on the well location within the Area to commence drilling operations within thirty (30) days of the date specified for the commencement of such drilling operations in the work program and budget approved in accordance with provisions of the JOA; and (v) may be leased under the generally accepted terms and conditions of an international drilling rig contract and providing for a contract lease rate which is not in excess of the prevailing rate for such rigs, including charges for mobilization and demobilization.

Rules has the meaning set forth in Section 14.2.3.1.

Security Agreements means the instrument or instruments (including the intercreditor agreement with certain lenders to Sellers’ Affiliates) as listed in Attachment E pursuant to which Sellers and/or Sellers’ Affiliates grant security to Buyer for the PI Repayment Amount (as such term is defined in Schedule 10.3.1).

Seller or Sellers has the meaning set forth in the recitals.

Seller Guarantee means the guarantee of Seller Guarantor dated the date hereof.

Seller Guarantor means BPZ Resources, Inc.

Seller Parties means the Sellers and the Borrower.

Seller Parties’ Conditions Precedent has the meaning set forth in Section 5.2.

Seller Retentions has the meaning set forth in Section 10.3.2.

Sellers’ Affiliates means all Affiliates of the Sellers who are party to this Agreement, the Security Agreements, the Associated Agreements, and/or the Seller Guarantee.

Sellers’ Knowledge Group has the meaning set forth in Section 1.2.9.

Sellers’ Warranties means the warranties given by the Sellers contained in Section 3.1.

Senior Executive has the meaning set forth in Section 14.2.2.

Senior Supervisory Personnel means, with respect to an entity, any director or officer of such entity, and any individual who functions for such entity or one of its Affiliates at a management level equivalent or superior to any individual functioning as such entity’s senior manager(s), who: (a) has authority over such entity’s seismic, acquisition, drilling, construction or production aand related operations and activities in Peru sufficient to direct the manner in which such operations and activities are conducted, or (b) are responsible for the negotiation of matters related to this Agreement and the transactions and agreements contemplated hereby.

Share Purchase Price means the amount of $150,000,000, to be paid to the Sellers by the Buyer in accordance with Section 8.

Shareholder Note has the meaning set forth in Section 8.1.1.1.

Shares mean all of the Participating Units of Newco.

Signing Date means the date that this Agreement is signed by Seller Parties and Buyer Parties.

Spin-off shall have the meaning set forth in Section 2.2.1.

Spin-off Date means the date that the public deed(s) effecting the transactions contemplated in Section 2.2 becomes effective, subject to being registered in the Peruvian Public Registry of Companies.

Spin-off DOT means the deed of transfer by which BPZ E&P evidences its reorganization and Spin-off to Newco of the Participating Interest set forth in Section 2.2, substantially in the form of Attachment A-1, with appropriate insertions.

State means the Republic of Peru.

Step Plan and Transfer Memorandum is a memorandum (including attachments) substantially in the form attached hereto as Attachment A-2 with appropriate insertions, which shall among other things specify the steps for the Spin-off.

Taxes means all taxes, assessments, duties, fees, levies or other charges of any nature imposed by Government, including income tax, value added tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, severance tax, gas flaring tax, carbon or environmental tax, transportation tax, withholding tax, gross proceeds or receipts tax, profits tax, windfall profits tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, education tax, employment tax, social security, labor participation, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, together with any interest, fine or penalty on such Tax.

Termination Date means the date on which this Agreement is terminated pursuant to Section 10.

Third Party Claim has the meaning set forth in Section 9.3.2.

Transfer DOT has the meaning set forth in Section 7.1.4.

Warranties means the Sellers’ Warranties and the Buyer’s Warranties.

1.2.          Interpretation

1.2.1        Unless otherwise provided, reference to any Section or an Attachment or a Schedule means a Section or Attachment or a Schedule of this Agreement.

1.2.2        The headings used in this Agreement are for convenience of reference only; shall not form part of the operative provisions of this Agreement; shall not be construed as having any substantive significance; shall not be construed or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Section; and shall be ignored in construing the same.

1.2.3        The Attachments and Schedules to this Agreement form part of this Agreement. If there is a conflict between the provisions of any Attachment or Schedule and the provisions of the main body of this Agreement, the provisions of the main body of this Agreement shall prevail.

1.2.4        A reference to a Party includes its permitted assignees and transferees.

1.2.5        A reference to a law or regulation in this Agreement shall include amendments to that law or regulation.

1.2.6        A reference to the singular includes a reference to the plural and vice versa.

1.2.7        A reference to any gender includes a reference to all other genders.

1.2.8       A reference to include and/or including shall mean to be inclusive without limiting the generality of the description preceding such term and not to be in a limiting sense.

1.2.9        A reference to a Party’s knowledge or any similar qualification herein signifies that such party has made careful and diligent enquiries before giving such warranty. The knowledge of Sellers for all purposes hereunder shall include the knowledge of the Senior Supervisory Personnel of the following entities: BPZ E&P, BPZ Resources, Inc., and, until the Completion Date, Newco (collectively, the Sellers’ Knowledge Group); and the knowledge of Buyer for all purposes hereunder shall include the knowledge of the Senior Supervisory Personnel of the Buyer Operating Affiliates.

1.2.10      A reference to earned and/or incurred in this Agreement shall be interpreted in accordance with generally accepted accounting principles (GAAP), as published by Financial Accounting Standards Board (FASB) and Council of Hydrocarbons Accountants Societies (COPAS).

1.2.11      A party may amend a Schedule hereto, to reflect events occurring or facts or circumstances arising after the Signing Date, until no later than the three (3) Business Days prior to the Completion Date.

SECTION 2 - TRANSACTIONS

2.1.          Share Sale and Purchase and Specified Entitlements

2.1.1        Subject to and in accordance with the terms of this Agreement, the Sellers agree to sell and Buyer agrees to purchase the Shares, on the Completion Date, in consideration for the Share Purchase Price, which shall be paid in accordance with Section 8.1.1.4.

2.1.2        The Parties intend that, subject to Section 8, BPZ E&P shall be:

2.1.2.1.             Entitled to all production of Hydrocarbons (and all products and proceeds attributable to such production) from or attributable to the Assets prior to the Completion Date, and to all other income, proceeds and receipts earned with respect to the Assets prior to the Completion Date;

2.1.2.2.             Liable for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Completion Date;

2.1.2.3.             Entitled to a 51% Participating Interest share of all production of Hydrocarbons (and all products and proceeds attributable to such production) from or attributable to the Assets on and after the Completion Date, and to a 51% interest share of all other income, proceeds and receipts earned with respect to the Assets on and after the Completion Date in accordance with the terms of the JOA; and

2.1.2.4.             Liable for (and entitled to any refunds with respect to) a 51% Participating Interest share of all Property Costs incurred on and after the Completion Date in accordance with the terms of the JOA.

2.1.3        The Parties intend that, subject to Section 8, Newco shall be:

2.1.3.1.             Entitled to a 49% Participating Interest share of all production of Hydrocarbons (and all products and proceeds attributable to such production) from or attributable to the Assets on and after the Completion, and a 49% interest share of all other income, proceeds and receipts earned with respect to the Assets on and after the Completion Date in accordance with the terms of the JOA; and

2.1.3.2.             Liable for (and entitled to any refunds with respect to) a 49% Participating Interest share, of all Property Costs incurred on and after the Completion Date in accordance with the terms of the JOA.

2.1.4        At no time shall the sum of the 51 CEE Note, and the Share Purchase Price exceed the sum of the Share Purchase Price and the Maximum Carry Amount.

2.2.          Spin-off

2.2.1        On the Completion Date, Sellers shall procure that BPZ E&P will spin-off (Spin-off) and transfer an undivided 49% Participating Interest in the License and a 49% undivided interest in the Assets other than the License to its affiliate Newco in accordance with the Step Plan and Transfer Memorandum.

2.2.2        As soon as practicable after the Signing Date, Sellers shall procure that BPZ E&P and Newco sign and submit to Perupetro S.A. the executed Spin-off DOT, together with the notices and other information required under the License as well as any other documentation requested by the Government and Perupetro S.A. pursuant to applicable law, to qualify Newco to be a holder of a 49% Participating

Interest, as contemplated by the Step Plan and Transfer Memorandum, subject to Section 4.10 if applicable.

2.3.          Joint Operating Agreement

2.3.1        On the Signing Date, Sellers shall procure that BPZ E&P and Newco execute and deliver the JOA.

2.3.2        On the Completion Date, the Sellers shall procure that BPZ E&P, and the Buyer shall procure that Newco, shall ratify the JOA, and within fifteen (15) days after the Completion Date Sellers shall procure that BPZ E&P furnish a copy of the signed and ratified JOA to Perupetro S.A. in accordance with the License.

2.4.          Carry Agreement

2.4.1        On the Signing Date, Sellers shall procure that BPZ E&P and Newco execute and deliver the Carry Agreement.

2.4.2        No fewer than five (5) Business Days prior to the Completion, Sellers and Buyer shall calculate the Maximum Carry Amount in accordance with the Carry Agreement.

2.4.3       On the Completion Date, Sellers shall procure that BPZ E&P, and the Buyer shall procure that Newco, shall ratify the Carry Agreement.

2.5.          Operating Services Agreement

2.5.1        On the Signing Date, Sellers shall procure that BPZ E&P and Newco execute and deliver the OSA.

2.5.2        On the Completion Date, Sellers shall procure that BPZ E&P, and the Buyer shall procure that Newco, shall ratify the OSA.

2.6.          Guarantees

2.6.1        On the Signing Date:

2.6.1.1.             The Buyer shall deliver to Sellers the Buyer Guarantee duly executed by Buyer Guarantor, along with a certificate duly executed by the secretary or any assistant secretary of the Buyer Guarantor (i) attaching and certifying on behalf of the Buyer Guarantor complete and correct copies of the resolutions of the Board of Directors of the Buyer Guarantor authorizing the execution, delivery, and performance of the Buyer Guarantee, and (ii) certifying on behalf of the Buyer Guarantor the incumbency of each officer of the Buyer Guarantor executing the Buyer Guarantee; and

2.6.1.2.           The Sellers shall deliver to Buyer the Seller Guarantee duly executed by Seller Guarantor along with a certificate duly executed by the secretary or any assistant secretary of the Seller Guarantor (i) attaching and certifying on behalf of the Seller Guarantor complete and correct copies of the resolutions of the Board of Directors of the Seller Guarantor authorizing the execution, delivery, and performance of the Seller Guarantee, and (ii) certifying on behalf of the Seller Guarantor the incumbency of each officer of the Seller Guarantor executing the Seller Guarantee.

2.6.2        From and after the Signing Date, Seller shall procure that the Seller Guarantee be at all times maintained and in full force and effect, and that Seller Guarantor satisfy all of its obligations thereunder.

2.6.3        From and after the Signing Date, Buyer shall procure that the Buyer Guarantee be at all times maintained and in full force and effect, and that Buyer Guarantor satisfy all of its obligations thereunder.

2.7.          Security Agreements

On the Signing Date, the Sellers and the applicable Sellers’ Affiliates, and the Buyer and the applicable Buyer’s Affiliates, shall execute and deliver the Security Agreements, and after the Signing Date such Security Agreements shall be formalized as required by the laws of the State.

2.8.          Binding Effect

From the Signing Date, the Parties shall be bound to fully perform their respective obligations in accordance with this Agreement; provided that the Parties expressly agree that unless and until Completion has occurred, Buyer will have no right, title or interest, whether equitable or otherwise, in the Shares, the Spin-off DOT, the License, Newco or any other Assets, save to the extent provided in the Security Agreements.

SECTION 3 - WARRANTIES

3.1.          Sellers’ Warranties

Each of Sellers jointly and severally warrants to the Buyer in the terms of the Sellers’ Warranties contained in Section 3.1.1 to Section 3.1.40, on the Signing Date and on the Completion Date, as applicable, unless otherwise provided and subject to the provisions of this Agreement and in particular the exclusions and limitations in Section 9.

CATEGORY 1

3.1.1      Each Seller and each Sellers’ Affiliate has all requisite corporate power and authority (including approval of its board of directors) and has taken all necessary action to authorize, execute, enter into and deliver this Agreement, the Security Agreements, the Associated Agreements and the Seller Guarantee, to perform its obligations under this Agreement, the Security Agreements, the Associated

Agreements and the Seller Guarantee, to consummate the transactions contemplated by this Agreement, the Security Agreements, the Associated Agreements and the Seller Guarantee, and to cause its Affiliates (including Newco prior to the Completion Date) to perform their respective obligations under this Agreement, the Security Agreements, the Associated Agreements and the Seller Guarantee, the License and any other agreements contemplated by this Agreement, the Security Agreements, the Associated Agreements and the Seller Guarantee.

3.1.2      As of the Completion Date, Sellers shall be the legal and beneficial owner of all of the issued and outstanding equity capital of Newco as set forth in Schedule 3.1.2, and Sellers shall have good and marketable title to such Shares free and clear of all liens and encumbrances except those of the Buyer arising pursuant to this Agreement, and no Person other than the Buyer under this Agreement shall have any agreement or option or any right capable of becoming an agreement or option for the purchase from the Sellers of any of the Shares of Newco, and no Person shall have any agreement or option or any right capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued shares of Newco from Sellers.

CATEGORY 2

3.1.3      As of the Signing Date this Agreement, the Security Agreements, the Associated Agreements and the Seller Guarantee have been (and the documents required to be signed and delivered by Sellers or the Sellers’ Affiliates at Completion will be) duly signed and delivered by Sellers or the Sellers’ Affiliates (as applicable) and constitute legal, valid, binding and enforceable obligations as against Sellers or Sellers’ Affiliates, as applicable, in accordance with their terms.

3.1.4      The execution, delivery, and performance of this Agreement by Sellers, the consummation of the transactions contemplated by this Agreement, and the compliance by Sellers or Sellers’ Affiliates with the provisions of this Agreement will not:

3.1.4.1.         violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other formation and governing documents of Sellers or Sellers’ Affiliates;

3.1.4.2.         materially violate any laws applicable to Sellers or Sellers’ Affiliates or the Assets or the Shares; or

3.1.4.3.         materially violate any judgment, order, ruling, or decree applicable to Sellers, Sellers’ Affiliates, the Shares or the Assets.

3.1.5      Except as provided on Schedule 3.1.5, there are no Actions pending, or to Sellers’ knowledge threatened, against Sellers or Sellers’ Affiliates, which are reasonably likely to impair materially the Sellers’ or the Sellers’ Affiliates’ ability to perform its obligations under any of this Agreement, the Associated Agreements, the Security Agreements or the Seller Guarantee.

3.1.6      Except as provided on Schedule 3.1.6, no act or omission of Sellers, Sellers’ Affiliates or BPZ E&P, or Newco has occurred which would entitle the Government to terminate the License, and no notice has been received by Sellers, Newco, or BPZ E&P from the Government of any intention to terminate the License.

3.1.7      On the Signing Date, BPZ E&P is the: (a) legal and beneficial holder of a 100% Participating Interest in the License, (b) legal and beneficial holder of a 100% undivided interest in the Contracts and (c) legal and beneficial owner of a 100% undivided interest in the Assets excluding the License and the Contracts. On the Completion Date Newco will be the: (a) legal and beneficial holder of a 49% Participating Interest in the License, (b) legal and beneficial holder of a 49% undivided interest in the Contracts and (c) legal and beneficial owner of a 49% undivided interest in the Assets excluding the License and the Contracts, in each case free and clear of all overriding royalty interests, carried interests, net profit interests, mortgages, charges, pledges, liens, options, pre-emptive rights (such as preferential purchase rights and rights of first refusal) and other claims, demands, court orders or judgments, arbitral awards, administrative orders, or encumbrances of any kind other than (i) royalties or other entitlements of the Government pursuant to the laws and regulations of the State, (ii) amounts for materials and services provided in connection with petroleum operations under the License, which are not yet due, and (iii) those arising from the transactions contemplated by this Agreement or the Associated Agreements.

CATEGORY 3

3.1.8      Each Seller and each Sellers’ Affiliate is duly qualified to own or lease its properties and assets and carry on its business and is up to date with all its filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of properties or assets owned or leased by it make such qualification necessary.

3.1.9      The execution, delivery, and performance of this Agreement by Sellers, the consummation of the transactions contemplated by this Agreement, and the compliance by Sellers or Sellers’ Affiliates with the provisions of this Agreement will not result in a default with due notice or lapse of time or both, or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, license, or agreement to which Sellers or Sellers’ Affiliates are party or by which Sellers, Sellers’ Affiliates, the Shares or the Assets are bound.

3.1.10    Sellers and Sellers’ Affiliates have been represented by legal counsel in the preparation, review and/or negotiation of this Agreement and the documents contemplated by this Agreement to which they are party.

3.1.11    The Sellers and Sellers’ Affiliates have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which the Buyer or Newco shall have any obligation or liability.

3.1.12    There are no other terms and conditions applicable to the License other than those set out in the copy of the License given to Buyer and those set out in the laws of the State.

3.1.13    Except as set out in Schedule 3.1.13, with respect to the Assets and the Sellers’ and the Sellers’ Affiliates’ interest in the Assets, there are no Actions pending, or to Sellers’ knowledge threatened.

3.1.14    As of the Signing Date BPZ E&P is the Contractor under the License and all operations under the License have been performed in all material respects in compliance with the terms and conditions of the License and the laws of the State, including but not limited to the laws and regulations of the State pertaining to health, safety and protection of the environment.

3.1.15    All work programs and financial commitments in effect on the Signing Date under the License are specified in Schedule 3.1.15 to this Agreement. Other than work to be performed in the ordinary course of business on the Area, or any work or other obligations, which by the terms of such work programs or financial commitments, are to be performed or satisfied after the Signing Date, there are no outstanding work or other obligations required to be performed or satisfied in respect of the License.

3.1.16    All royalties, bonuses, taxes, license fees and other amounts under the terms and conditions of the License or the laws of the State in respect of the License have been properly and fully paid in a timely manner or will be so paid when due.

3.1.17    The Records in respect of the Assets are true, correct and complete in all material respects and have been kept in a manner consistent with past practices and in compliance with the terms and conditions of the License and applicable law. Sellers and Sellers’ Affiliates has provided Buyer access to all material Records.

3.1.18    Except as set out in Schedule 3.1.18:

3.1.18.1.           no demands, orders, notices or directives have been issued by the Government and received by Sellers or Sellers’ Affiliates or of which Sellers or Sellers’ Affiliates have knowledge by Sellers’ Affiliates and no claims have been made by the Government or, to Sellers’ knowledge, any other person or entity in respect of environmental matters (including allegations of environmental contamination, non-compliance with abandonment and reclamation obligations or non-compliance with any applicable laws or regulations pertaining to health, safety and the environment) in connection with the Assets; and

3.1.18.2.           there are no circumstances existing as at the Signing Date which Sellers reasonably believe are likely to result in any such orders, notices, directives or claims being issued or made.

3.1.19    As of the Signing Date the authorized and issued equity capital of Newco consists of one hundred (100) Participating Units. As of the Completion Date, Newco shall have the number of Participating Units contemplated by the Step Plan and Transfer Memorandum. Newco has no subsidiaries and does not hold securities or other ownership, equity or proprietary interests in any other Person.

3.1.20    Newco is not a party to any management or consulting agreement or other similar arrangement with its directors, officers, consultants or others for which the Buyer or Newco will have any liability after Completion. A true list of all of the officers and attorneys in fact of Newco is set out in Schedule 3.1.20.

3.1.21    The corporate records of Newco shall be complete and accurate in all material respects and have been maintained and will be maintained from their creation until Completion in accordance with prudent business practices.

3.1.22    Immediately prior to Registration of the Share Transfer DOT, Newco is in compliance with applicable law and has not received or delivered any written notices of non-compliance or alleged non-compliance of any provisions of applicable law.

3.1.23    Newco has filed, or will prior to Completion file, all tax returns required to be filed under applicable law prior to Completion, and Newco has made materially complete and accurate disclosure in all tax returns filed by each and in all materials accompanying such tax returns.

3.1.24    All income Taxes and all ad valorem, property, production, severance and similar Taxes and assessments based on or measured by Newco’s interest in the Assets, or the production from the License or the Area, or the receipt of proceeds therefrom, payable by Newco have been properly paid and discharged and prior to Completion will be paid when due, in respect of Sellers, BPZ E&P, and/or Newco, other than those being contested in good faith for which adequate reserves have been provided.

3.1.25    There are no Actions, audits or assessments now subsisting against Newco in respect of Taxes paid or payable by Newco.

3.1.26    There are no matters which are the subject of any agreement with Government relating to claims for additional Taxes from Newco, and nor, to the knowledge of the Sellers, are any such matters under discussion with such Government.

3.1.27    There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of any tax or the filing of any tax returns by, or the payment of any Tax by, or levy of any governmental charge against Newco.

3.1.28    There are no active areas of mutual interest or areas of exclusion provisions applicable to the License.

3.1.29    Save as may be required by the License, Newco is not obligated by virtue of a prepayment, gas balancing, or other arrangement under any contract to make any production payment, refund of production payment, or delivery of petroleum substances produced from the Assets to any person at some future time without receiving in due course (and being entitled to retain) full payment therefor at current market prices or contract prices.

3.1.30    Since the Effective Date and except as contemplated hereunder, Newco has not:

3.1.30.1.           declared, authorized, paid or made any dividend or other distribution to any shareholder, director, officer or employee, whether in cash, shares or otherwise;

3.1.30.2.           made any change in its accounting principles and practices;

3.1.30.3.           granted any power of attorney;

3.1.30.4.           guaranteed, or agreed to guarantee, the obligations of any party;

3.1.30.5.           reduced its stated capital in any manner;

3.1.30.6.           purchased, acquired, cancelled or redeemed, or agreed to purchase, acquire, cancel or redeem, any outstanding Participating Units; or

3.1.30.7.           authorized or paid any bonus or similar payment not in the ordinary course of business to the general manager.

3.1.31    Except as contemplated by the Step Plan and Transfer Memorandum and this Agreement, there shall exist no shareholder or other agreement in effect which affects the transferability of the Shares and Newco is not a party to any voting trust agreement, unanimous shareholders agreement, “share pooling” agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to voting or dividend rights with respect to the Shares.

3.1.32    Each Seller and each Sellers’ Affiliate is duly organized and validly existing under its governing jurisdiction. To the extent required, each Seller and BPZ E&P is qualified to conduct business in each jurisdiction where it is necessary to be qualified to perform the License.

3.1.33    None of Sellers, Sellers’ Affiliates or their respective directors, officers, employees or agents, has made, offered, or authorized any payment, gift, promise or other advantage, in connection with the Assets or Shares or the transactions contemplated by this Agreement, whether directly or indirectly through any person or entity, to or for the use or benefit of any public official (which for these purposes means any Person holding a legislative, administrative or judicial office, including any person or entity employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate:

3.1.33.1.            the applicable laws of the country of its operations; or

3.1.33.2.            the laws of the country of formation of a Seller Party or its principal place of business.

The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine Government action. Routine Government action, for purposes of this Section 3.1.33, shall not include, among other things, Government action regarding the terms, award or continuation of the License or approval of the transactions contemplated by this Agreement.

3.1.34    On the Signing Date, Newco has no assets or liabilities except for paid-in capital and any liabilities arising pursuant to applicable law.

3.1.35    On the Completion Date, the only assets and liabilities of Newco shall be those arising pursuant to the ownership of the Participating Interest, those arising pursuant to the Spin-off, paid-in capital, and those arising pursuant to applicable law.

3.1.36    On the Completion Date, Newco:

3.1.36.1.           is duly organized or continued and validly existing under the laws of its governing jurisdiction;

3.1.36.2.           shall have all necessary corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted by it; and

3.1.36.3.           shall be duly qualified to own or lease its properties and assets and to carry on its business and is up to date with all of its filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.

3.1.37    Approval of the shareholders of the Seller Guarantor of the transactions contemplated by this Agreement, the Security Agreements, the Associated Agreements, and the Seller Guarantee is not required.

3.1.38    As of Completion BPZ E&P has complied in all material respects with all applicable employment and labor laws of the State.

3.1.39    Set forth on Schedule 3.1.39 is a true and complete list of all executory Contracts relating to the License to which BPZ E&P is party that: (a) involve payments by BPZ E&P of $1,000,000.00 or more per annum, or (b) are with a counterparty that is an Affiliate of BPZ E&P.

3.1.40    To Sellers’ knowledge, Sellers have provided to Buyer all documents and information in existence which were requested in writing by Buyer with respect to the License, Assets and transactions contemplated by this Agreement.

3.2.          Buyer’s Warranties

Buyer warrants to Sellers, on the Signing Date and on the Completion Date, as applicable, unless otherwise provided:

3.2.1      Each of Buyer, Buyer Guarantor and PRE Lender is duly organized and validly existing under the laws of the country where it is organized. To the extent required, Buyer is qualified to conduct business in each jurisdiction where it is necessary to be qualified to perform the License.

3.2.2      Each of Buyer, Buyer Guarantor and PRE Lender has all requisite corporate power and authority (including approval of its board of directors) to enter into this Agreement, the Buyer Guarantee, and the Associated Agreements, to perform its obligations under this Agreement, the Buyer Guarantee, and the Associated Agreements, to consummate the transactions contemplated by this Agreement, the Buyer Guarantee, and the Associated Agreements, to perform the agreements contemplated by this Agreement, and to cause its Affiliates to perform their respective obligations under this Agreement, the License and the agreements contemplated by this Agreement, including the Associated Agreements and the Buyer Guarantee.

3.2.3      This Agreement, the Buyer Guarantee and the Associated Agreements have been duly signed and delivered by Buyer, Buyer Guarantor and PRE Lender, as applicable, and constitute legal, valid and binding obligations of Buyer, Buyer Guarantor and PRE Lender, as applicable. All documents required to be signed and delivered by Buyer, Buyer Guarantor and PRE Lender at Completion will be duly signed and delivered. This Agreement, the Buyer Guarantee and the Associated Agreements constitute at the time of their execution and at the Completion Date such documents will constitute, the valid and binding obligations of Buyer and Buyer Guarantor enforceable against Buyer and Buyer Guarantor in accordance with their terms.

3.2.4      The execution, delivery, and performance of this Agreement by Buyer and PRE Lender, the consummation of the transactions contemplated by this Agreement, and the compliance by Buyer, PRE Lender, or Buyer Guarantor with the provisions of this Agreement will not:

3.2.4.1.          violate any provision of the certificate of incorporation, memorandum and articles of association, bylaws or other formation and governing documents of Buyer, PRE Lender or Buyer Guarantor;

3.2.4.2.          materially violate any laws applicable to Buyer, PRE Lender or Buyer Guarantor;

3.2.4.3.          materially violate any judgment, order, ruling, or decree applicable to Buyer, PRE Lender or Buyer Guarantor; or

3.2.4.4.          result in a default with due notice or lapse of time or both, or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, license, or agreement to which Buyer, PRE Lender or Buyer Guarantor are party or by which Buyer, PRE Lender or Buyer Guarantor are bound.

3.2.5      There are no Actions pending, or to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer, which are reasonably likely to impair materially Buyer’s, PRE Lender’s or Buyer Guarantor’s ability to perform its obligations under this Agreement or the Associated Agreements or the Buyer Guarantee.

3.2.6      None of Buyer, its Affiliates or their respective directors, officers, employees or agents, has made, offered, or authorized any payment, gift, promise or other advantage, in connection with the Assets or the transactions contemplated by this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (which for these purposes means any Person holding a legislative, administrative or judicial office, including any person or entity employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate:

3.2.6.1.          the applicable laws of the country of its operations;

3.2.6.2.          the laws of the country of formation of Buyer, Buyer Guarantor, PRE Lender, or their respective principal place of business; or

3.2.6.3.          the laws of the United States of America.

The foregoing warranties do not apply to any facilitating or expediting payment to secure the performance of routine Government action. Routine Government action, for purposes of this Section 3.2.6, shall not include, among other things, Government action regarding the terms, award or continuation of the License or approval of the transactions contemplated by this Agreement.

3.2.7      Each of Buyer, PRE Lender and Buyer Guarantor has been represented by legal counsel in the preparation, review and/or negotiation of this Agreement and the documents contemplated by this Agreement.

3.2.8      Buyer has and will make available to its Affiliates the technical capability, personnel and resources to fulfill the obligations of Buyer and its Affiliates under this Agreement and the agreements contemplated by this Agreement.

3.2.9      Buyer, PRE Lender and Buyer Guarantor have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which the Sellers or Sellers’ Affiliates shall have any obligation or liability.

3.2.10    Neither Buyer Guarantor nor PRE Lender requires shareholder approval in order to execute or deliver the Buyer Guarantee or this Agreement.

3.2.11   Buyer acknowledges and confirms that:

3.2.11.1.          To the Buyer’s knowledge, Sellers have made available to Buyer and Buyer Guarantor all diligence materials pertaining to the Shares, Newco and the Assets which Buyer and Buyer Guarantor have requested; and

3.2.11.2.          Except as set out in Schedule 3.2.11, none of the Senior Supervisory Personnel of Buyer, Buyer Guarantor, PRE Lender or Buyer’s Operating Affiliates have any knowledge of any breach by Sellers of any of Sellers’ Warranties or covenants, or of any facts or circumstances which could reasonably be expected to have a material adverse effect on the financial condition of Buyer, PRE Lender, Buyer Guarantor or their respective Affiliates (including, from Completion, Newco).

3.2.11.3.          The Senior Supervisory Personnel of Buyer, Buyer Guarantor, PRE Lender and their respective Affiliates are reasonably familiar with the laws of the State applicable to the License, and none of the Senior Supervisory Personnel of Buyer, Buyer Guarantor, PRE Lender or any of their respective Affiliates have knowledge of any facts or circumstances which would be reasonably likely to result in Pacific Rubiales Energy Corp. failing to qualify under the laws of the State as an oil company or being rejected as a replacement corporate guarantor of Newco’s obligations under the License.

3.3.          No Implied Representations or Warranties

3.3.1      Except for the Sellers’ Warranties made in Section 3.1, Sellers and Sellers’ Affiliates as applicable, make no, and disclaim any, representation or warranty of any kind, express, implied, statutory, or otherwise, including any representation or warranty as to (i) title of the Assets, (ii) merchantability of the Assets, (iii) fitness of the Assets for any particular purpose, (iv) conformity of the Assets to descriptions, models or samples of materials, (v) accuracy or completeness of any Records, or any other reports, studies, materials, statements or information furnished or made available to Buyer, (vi) assumptions, estimates, projections, forecasts, evaluations or opinions relating to prices or quality or quantity of Hydrocarbons (if any) attributable to the Assets, or the ability or potential of the Assets to produce Hydrocarbons, or (vii) translations of any of the foregoing.

3.3.2      Buyer has entered into this Agreement in reliance only on the Sellers’ Warranties set out in Section 3.1 and the Buyer’s own independent evaluation of the Assets and the Hydrocarbons potential of the Area, and not in reliance on any assumptions, estimates, projections, forecasts, evaluations or opinions of Sellers, their respective Affiliates or any of their representatives or advisors, Buyer acknowledges that it has not been induced to enter into this Agreement by, and that it does not in connection with this Agreement or its subject matter rely on, any representation, warranty, promise or assurance by the Sellers or any other person other than those contained in this Agreement. The Buyer agrees that, subject only to Section 9, it shall have no right or remedy in respect of, and shall not in connection with any claim arising in relation to this Agreement, or its subject matter plead or assert the making or existence of, any representation, warranty, promise or assurance by the Sellers or its directors, employees or advisers save for those herein contained in respect of which the Buyer shall have no right to rescind or terminate this Agreement (except as provided in Section 10.2) Buyer specifically acknowledges and accepts the disclaimer set out in Section 3.3.1.

SECTION 4 - COVENANTS DURING THE INTERIM PERIOD

4.1.          Access to Information

During the Interim Period, Sellers shall procure that BPZ E&P provides the Buyer, the Buyer Guarantor, and the Buyer Operating Affiliates access to the Assets and the right to copy at Buyer’s expense any of the Records (in their current language and format), but only to the extent that Sellers and its Affiliates may do so without violating any confidentiality obligations to any third person or entity and to the extent that Sellers and their respective Affiliates has or are able to obtain through good faith attempts the authority to grant such access without breaching any restriction binding on Sellers or their respective Affiliates. On reasonable prior notice and subject to Sellers’ right to have representatives present, Sellers shall permit Buyer and Buyer’s Affiliates to meet with Sellers’ and their Affiliates’ employees, consultants, accountants and attorneys, or other authorized representatives who are familiar with the Assets. Such access by Buyer shall be limited to Sellers’ normal business hours, and Buyer’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the Assets.

4.2.          Satisfaction of Conditions

During the Interim Period, the Buyer Parties shall use their commercially reasonable endeavours to do all actions within their power to ensure that the Seller Parties’ Conditions Precedent, and the Seller Parties shall use their commercially reasonably endeavours to do all actions within their power to ensure that the Buyer Parties’ Conditions Precedent, are satisfied as soon as is reasonably practicable, and each Party shall not take any action, nor fail to take any action, that would result in a breach of any of the Warranties.

4.3.          Material Events

4.3.1      During the Interim Period, each Party shall promptly notify the other Party in writing if such Party becomes aware of any fact or circumstance that makes, or could reasonably be expected to make, inaccurate, incomplete, unfulfilled or misleading any Warranty, or undertaking given by such Party under this Agreement.

4.3.2      During the Interim Period, except for the transactions contemplated in Section 2 and the Spin-off and those transfers to Affiliates described in Attachment G, or operations in the ordinary course of business pursuant to this Section 4, the Sellers shall ensure that BPZ E&P shall not sell, assign or otherwise dispose of any of its rights, interests or obligations under the License, or the other Assets, without the prior written consent of Buyer.

4.3.3      During the Interim Period, to the extent not already required by the JOA, Sellers shall as soon as reasonably practicable upon receipt of the notice or upon knowledge of the event or condition, as applicable, notify Buyer of, and with respect to any notice or correspondence provide a true copy to the Buyer with respect to:

4.3.3.1.          Any notice of default under the License or of any action to alter (except with respect to the transactions contemplated in Section 2), terminate, or rescind or procure a judicial reformation of the License that is received or given by Seller or Sellers’ Affiliates;

4.3.3.2.          Any notice of any pending or threatened claim, suit or action relating to the Assets or the Shares;

4.3.3.3.          Any notice or correspondence from the Government in respect of the License and the transactions contemplated hereby; and

4.3.3.4.          Any event or condition between the Signing Date and the Completion Date that has or could reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Assets, or on any of the conditions to Buyer’s obligation to purchase the Shares, or on the Shares.

4.4.          Tax Matters

4.4.1      Except as otherwise provided in Section 8, the Sellers shall be responsible for all Peruvian Taxes based on or measured by income, profits or capital gains attributable to any period of time before or at the Completion Date, or in the case of capital gains only before or at the Payment Date, any Peruvian Taxes arising as a result of the Sellers gain, if any, recognized on the transfer of the Shares, or the transfer of the Assets pursuant to the Spin-off or the transactions specified in Section 8 hereof, and any interest, fines and penalties assessed after the Completion Date that may be originated with regard to the transfer of the Shares, or the transfer of the Assets pursuant to the Spin-off or the transactions specified in Section 8 hereof.

4.4.2        BPZ E&P shall file all returns and handle payment to the appropriate Government authority of all Taxes with respect to the Assets which Taxes, for which it is regarded as taxpayer required to be paid prior to the Completion Date.

4.5.          Confidentiality

Until the Completion Date, Buyer shall keep confidential and not disclose, and shall cause its Affiliates, and their respective directors, officers, employees, consultants and representatives to keep confidential and not disclose, any information relating to the Shares or the Assets or the transactions contemplated hereby, including the identity of the Buyer, except as required by applicable law or the applicable rules of any stock exchange to which Buyer or its Affiliates are subject, and except for information that is available to the public on the Signing Date or thereafter becomes available to the public, other than as a result of a breach of this Section 4.5. The provisions of this Section shall survive the termination of this Agreement. Nothing in this Section 4.5 shall limit Buyer’s confidentiality obligations under that certain Confidentiality Agreement dated August 12, 2010 between Sellers and Buyer as amended.

4.6.          Reserved

4.7.          Covenants

4.7.1        During the Interim Period, save as contemplated in this Agreement, the Sellers shall procure that BPZ E&P shall:

4.7.1.1.             operate the Assets in accordance with the terms of the JOA, and shall accordingly perform and procure the performance in all material respects of all its activities and obligations in relation to the License in the ordinary and usual course of business and in accordance with international good oilfield practices under the supervision of a transition committee which shall: (i) be integrated and composed of, (ii) follow the decision making rules and procedures, and (iii) have the same powers and duties, as those contemplated for the Operating Committee under the JOA as in effect during the Interim Period pursuant to Section 4.8;

4.7.1.2.             not transfer nor assign, nor enter into any agreement or arrangement for the transfer or assignment of any rights or obligations in respect of the License;

4.7.1.3.             cause Newco to fulfill all of its material obligations, including corporate, tax and contractual obligations, if any;

4.7.1.4.             not grant to or negotiate with any person other than Buyer any right to acquire any interests in the License, the Shares nor any material Assets;

4.7.1.5.             ensure that Newco does not acquire any material assets, or employees, or incur any liabilities or undertake any activities, except for the Participating Interest and except, in each case, as otherwise contemplated by this Agreement;

4.7.1.6.             not assign, transfer, convey, pledge, mortgage, charge, create any encumbrance with respect to or that in any way affect any of the Assets, including discussions or negotiations in respect thereof; and

4.7.1.7.             not assign, transfer, convey, pledge, mortgage, charge, create any Encumbrance with respect to or that in any way adversely affects any of the Shares or any of the right, title and interest of Sellers in and to the Shares.

4.8.          JOA During the Interim Period

4.8.1        During the Interim Period, the JOA (other than Article 5.1(B) of the JOA, and any references in the JOA to the delegation of duties contemplated by Article 5.1(B) thereof under the OSA to Technical Operations Manager) shall be deemed to be in effect in accordance with the remaining provisions of this Section as if they were set out in full herein mutatis mutandis. To that end during the Interim Period:

4.8.1.1.             Except for tax purposes, Sellers and Buyer shall be deemed to be the parties to such interim JOA for all purposes and shall abide by the terms of same;

4.8.1.2.             References in the JOA to a Participating Interest shall be construed as a deemed interest only and for this purpose Buyer shall be treated as though it owns a forty-nine percent (49%) Participating Interest;

4.8.1.3.             the Operating Committee under the JOA shall be deemed by the Parties to have the power and duty to authorize and supervise Joint Operations that are necessary or desirable to perform the Committed Work Program and/or to fulfill the License and properly explore and exploit the Area in accordance with such interim JOA and in a manner appropriate in the circumstances;

4.8.1.4.             the Operating Committee shall be composed of four members, two appointed by Sellers and two appointed by Buyer;

4.8.1.5.             the Committed Work Program shall be deemed to be the approved multi-year Work Program and Budget; and

4.8.1.6.             BPZ E&P shall be deemed to be the Operator under the License, shall have all of the rights, functions and duties of Operator, shall have charge of Joint Operations and shall conduct all Joint Operations in accordance with the approved Work Programs and Budgets.

4.8.2        If the Termination Date occurs, this Section 4.8 shall survive the termination of this Agreement until such time as all claims made under the terms of the JOA existing at the time of (as implemented by this Section 4.8) termination of this Agreement are finally determined.

4.8.3        For the avoidance of doubt, references in this Agreement to “JOA” herein in Sections other than Sections 2.3.2, 6.2.1.2, 7.1.2.6 and 7.1.3.1 shall be references to the JOA as implemented or deemed implemented by this Section 4.8.

4.9.          Certain Employee Matters

From the Signing Date the Buyer and Sellers shall negotiate in good faith regarding the terms of a side letter with respect to the transfer of BPZ E&P employees to Newco in conformity with Section 11.

4.10.        Qualification of Pacific Rubiales Energy Corp.

Upon receipt from Sellers of a copy of Sellers’ notice to Perupetro S.A. of its intention to sell the Shares to Buyer, Buyer shall at its sole cost and expense promptly and in good faith submit to Perupetro S.A. all required documentation and information regarding Pacific Rubiales Energy Corp.’s legal, financial and technical capacity to be (a) qualified under the laws of the State as an oil company and (b) become party to the License as Newco’s corporate guarantor thereunder, in each case in accordance with the laws of the State, and during the Interim Period. Buyer shall act diligently and comply with any and all of Perupetro S.A.’s requests and take such other actions and provide such other information as may be reasonably necessary to expedite the qualification and License amendment process, in order that such qualification and amendment shall successfully concluded as quickly as possible in accordance with the laws of the State.

4.11.        Transition Plan

After the Signing Date, Buyer shall prepare a written plan for the implementation of the transactions contemplated by the OSA (the Transition Plan), and Sellers shall use commercially reasonable efforts to cooperate with such efforts, as reasonably requested by Buyer. Approval of the Transition Plan by the Operating Committee under the JOA shall be a condition precedent to certain actions under the OSA.

SECTION 5 - CONDITIONS TO COMPLETION

5.1.          Seller Parties’ Conditions Precedent

The obligations of the Seller Parties to proceed to Completion are subject to each of the following conditions (Seller Parties’ Conditions Precedent) being satisfied or waived (except for Sections 5.1.1 and 5.1.5, which must be satisfied and cannot be waived) on or prior to the Completion Date:

5.1.1        Consents and Approvals. All consents and approvals of any third person or entity, including the Government, necessary to effect the transactions contemplated by this Agreement shall have been granted, including all consents and approvals required under the License and applicable law to effect the transfers contemplated by Section 2.2. Such required consents and approvals are shown on Attachment I.

5.1.2        Warranties. Warranties of Buyer set out in Section 3.2 shall be true and correct in all material respects on the date of the Signing Date and on the Completion Date as though made on and as of the Completion Date (after giving effect to the transactions contemplated by Section 2, as applicable), other than Warranties that refer to a specified date, which need only be true and correct on and as of such specified date.

5.1.3        Covenants. Buyer Parties shall have performed and observed, in all material respects, all obligations, covenants and agreements to be performed or observed by such Buyer Parties under this Agreement prior to or on the Completion Date.

5.1.4        No Actions. On the Completion Date, no suit, action, or other proceeding (excluding any such matter initiated by such Seller Party or any of its Affiliates), shall be pending or threatened against seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from such Seller Party or any of its Affiliates resulting from any such suit, action or other proceeding.

5.1.5        No Material Adverse Change. There has not been a Material Adverse Change.

5.1.6        Spin-off. The Spin-off as described in the Step Plan and Transfer Memorandum shall have been completed prior to Completion.

5.1.7        Completion Deliverables. All deliverables required pursuant to Section 7 hereof shall have been delivered by the Buyer Parties contemporaneously with Completion.

5.2.          Buyer Parties’ Conditions Precedent

The obligations of the Buyer Parties to proceed to Completion are subject to each of the following conditions (Buyer Parties’ Conditions Precedent) being satisfied or waived (except for Sections 5.2.1 and 5.2.5, which must be satisfied and cannot be waived) on or prior to the Completion Date:

5.2.1        Consents and Approvals. All consents and approvals of any third person or entity, including the Government, necessary to effect the transactions contemplated by this Agreement shall have been granted, including all consents and approvals required under the License and applicable law to effect the transfers contemplated by Section 2.2. Such required consents and approvals are shown on Attachment I.

5.2.2        Warranties. Category 1 Warranties and Category 2 Warranties of the Sellers shall be true and correct in all material respects on the Signing Date and on the Completion Date as though made on and as of the Completion Date (after giving effect to the transactions contemplated by Section 2, as applicable), other than Warranties that refer to a specified date, which need only be true and correct on and as of such specified date.

5.2.3        Covenants. Seller Parties shall have performed and observed, in all material respects, all obligations, covenants and agreements to be performed or observed by such Seller Parties under this Agreement prior to or on the Completion Date.

5.2.4        No Actions. On the Completion Date, no suit, action, or other proceeding (excluding any such matter initiated by such Buyer Party or any of its Affiliates), shall be pending or threatened against seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from such Buyer Party or any of its Affiliates resulting from any such suit, action or other proceeding.

5.2.5        No Material Adverse Change. There has not been a Material Adverse Change.

5.2.6        Completion Deliverables. All deliverables required pursuant to Section 7 hereof shall have been delivered by the Seller Parties contemporaneously with Completion.

5.2.7        Spin-off. The Spin-off as described in the Step Plan and Transfer Memorandum shall have been completed prior to Completion.

SECTION 6 - SIGNING DATE DELIVERABLES

6.1.          Place of Signing

Unless otherwise agreed, signing shall take place at 0900 hours, or as soon as possible thereafter, in Sellers’ counsel’s offices in New York, New York on April 27, 2012.

6.2.          Deliverables

6.2.1        In addition to complying with their other Signing Date obligations as set forth in this Agreement, on the Signing Date, Sellers shall deliver or cause to be delivered:

6.2.1.1.             the Initial Note, the 49 CEE Note and the 51 CEE Note to the PRE Lender or its counsel;

6.2.1.2.             the JOA, OSA and Carry Agreement each duly executed but undated by BPZ E&P and Newco;

6.2.1.3.             the Seller Guarantee duly executed by Sellers’ Guarantor;

6.2.1.4.             the Security Agreements duly executed by Sellers, the applicable Sellers’ Affiliates, and lenders to such Affiliates;

6.2.1.5.             a certificate duly executed by the secretary or any assistant secretary of each Seller Party dated as of the Signing Date:

(a)        attaching and certifying on behalf of such Seller Party complete and correct copies of the resolutions of the Board of Directors of such Seller Party authorizing the execution, delivery, and performance by such Seller Party of this Agreement and the Security Agreements; and

(b)        certifying on behalf of such Seller Party the incumbency of each officer of such Seller Party executing this Agreement and the Security Agreements;

6.2.1.6.             a certificate duly executed by the General Manager of BPZ E&P and Newco, dated as of the Signing Date:

(a)        attaching and certifying on behalf of BPZ E&P and Newco complete and correct copies of the resolutions of the shareholders of BPZ E&P and Newco authorizing the execution, delivery, and performance by BPZ E&P and Newco of the Carry Agreement, the JOA, and the OSA; and

(b)        certifying on behalf of BPZ E&P and Newco the incumbency of each officer of BPZ E&P and Newco executing the Carry Agreement, the JOA, and the OSA; and

6.2.2        At the Signing Date, Buyer shall deliver or cause or procure to be delivered:

6.2.2.1.             by the PRE Lender, the funds representing the Initial Loan, a loan in an amount equal to that set forth on the initial 51 CEE Statement and a loan in an amount equal to that set forth in the initial 49 CEE Statement to the Borrower;

6.2.2.2.             the Buyer Guarantee duly executed by Buyer’s Guarantor;

6.2.2.3.             the duly executed Security Agreements duly executed by the applicable Buyer’s Affiliate(s), together with such other instruments and documents contemplated thereby; and

6.2.2.4.             a certificate duly executed by the secretary or any assistant secretary of each of the Buyer Parties, dated as of the Signing Date:

(a)        attaching and certifying on behalf of each of the Buyer Parties complete and correct copies of the resolutions of the Board of Directors of each of the Buyer Parties authorizing the execution, delivery, and performance by each of the Buyer Parties of this Agreement and the Security Agreements; and

(b)        certifying on behalf of each of the Buyer Parties the incumbency of each officer of each of the Buyer Parties executing this Agreement and the Security Agreements;

SECTION 7 - COMPLETION DATE DELIVERABLES

7.1.          Deliverables

7.1.1        Unless otherwise agreed, Completion shall take place at 0900 hours, or as soon as possible thereafter, in Sellers’ offices in Houston, Texas on the Completion Date, it being understood and agreed that certain documents and instruments contemplated hereby shall be executed and delivered in Lima, Peru and as specified in Sections 2 and 7.

7.1.2        In addition to complying with their other Completion Date obligations as set forth in this Agreement, at Completion Sellers shall deliver or cause to be delivered to Buyer:

7.1.2.1.             a certified copy of the duly signed and registered Spin-off DOT;

7.1.2.2.             the governing documents and corporate records of Newco as in effect as of the Completion;

7.1.2.3.             a certificate duly executed by an authorized corporate officer of each Seller Party dated as of the Completion Date, certifying on behalf of such Seller Party that the conditions set out in Section 5.2 and the deliverables in Section 6.2.1 have been fulfilled or delivered (as applicable) and, in the case of the certificates of each

Seller, that the Warranties of each Seller are true and correct in all material respects;

7.1.2.4.             a certificate duly executed by the secretary or any assistant secretary of each Seller Party, dated as of the Completion Date:

(a)        attaching and certifying on behalf of such Seller Party complete and correct copies of the resolutions of the Board of Directors of such Seller Party authorizing the execution, delivery, and performance by such Seller Party of this Agreement and the transactions contemplated by this Agreement; and

(b)        certifying on behalf of such Seller Party the incumbency of each officer of a Seller Party executing this Agreement or any document delivered in connection with the Completion;

7.1.2.5.             a certificate duly executed by an authorized corporate officer of each Seller, dated as of the Completion Date, certifying on behalf of such Seller that all employees or secondees of BPZ E&P or any of its Affiliates to support the operations of the License have been transferred to Newco as agreed by the Parties subject to Section 11;

7.1.2.6.             a resignation and release from Luis Rafael Zoeger Nuñez as General Manager of Newco;

7.1.2.7.             the Final Note, duly executed by the Borrower;

7.1.2.8.             such other documents as may reasonably be requested by the Buyer; and

7.1.2.9.             subject to Article 8, evidence of transfers and deliveries of the Notes contemplated by Section 8.2.1.1.

7.1.3        At the Completion Date, Buyer shall deliver or cause to be delivered to Sellers:

7.1.3.1.             by the PRE Lender the funds representing the Final Note to the Borrower;

7.1.3.2.             a certificate duly executed by an authorized corporate officer of each Buyer Party, dated as of the Completion Date, certifying on behalf of each Buyer Party that the conditions set out in Section 5.1 and the deliverables in Section 6.2.2 have been fulfilled or delivered (as applicable) and in the case of the certificate of the Buyer that the Warranties of the Buyer are true in all material respects;

7.1.3.3.             a certificate duly executed by the secretary or any assistant secretary of each Buyer Party, dated as of the Completion Date:

(a)        attaching and certifying on behalf of each Buyer Party complete and correct copies of the resolutions of the Board of Directors of each Buyer Party authorizing the execution, delivery, and performance by each Buyer Party of this Agreement and the transactions contemplated by this Agreement; and

(b)        certifying on behalf of each Buyer Party the incumbency of each officer of each Buyer Party executing this Agreement or any document delivered in connection with the Completion; and

7.1.3.4.             such other documents as may be reasonably requested by the Sellers; and

7.1.3.5.             subject to Article 8, evidence of transfers and deliveries of the Notes contemplated by Section 8.2.1.1.

7.1.4        On the Completion Date, (a) Sellers shall procure that BPZ E&P and BPZ Resources shall, and Buyer shall procure that Newco and Pacific Rubiales Energy Corp. shall, execute a public deed amending the License to recognize Newco as a Party to the License with a 49% Participating Interest in the License and add Pacific Rubiales Energy Corp. as a guarantor of Newco under the License (the License DOT), (b) the Sellers and the Buyer shall execute a public deed transferring the Participating Units of Newco from Sellers to Buyer (the Transfer DOT), (c) Sellers shall procure that BPZ E&P, and Buyer shall procure that Newco, shall re-execute copies of the JOA, OSA and Carry Agreement, with the date (which shall be the same as the Completion Date) filled in, which shall constitute a ratification, and (d) the Sellers and the Buyer shall execute and/or procure such execution from its Affiliates of any such document required to be executed in connection with the License in each case as more fully described in the Step Plan and Transfer Memorandum.

7.1.5        If the License DOT does not include Pacific Rubiales Energy Corp. as the Newco corporate guarantor, once the Supreme Decree approving the Buyer Guarantor is issued, BPZ E&P, Newco, BPZ Resources and Buyer Guarantor shall execute the second License DOT, and that date shall become the Completion Date solely for the purposes of signing the Transfer DOT, as more fully described in the Step Plan and Transfer Memorandum, provided, however, that notwithstanding any other provision of this Agreement, in the event that such a two step process is required, no such approval of Buyer Guarantor shall be a required consent or approval under Sections 5.1.1 and 5.2.1, and the Parties shall fulfill their obligations hereunder with regard to the Completion Date as if the Completion Date had occurred, notwithstanding the lack of such approval.

7.1.6        After the Completion Date, Buyer shall promptly procure that Newco change its official legal name to remove, and thereafter refrain from using in any manner, all references to “BPZ” or derivatives thereof.

SECTION 8 - FINANCIAL ARRANGEMENT OBLIGATIONS

8.1.          Loans and Procedures

8.1.1        The financial arrangements in respect of the transactions contemplated by this Agreement (which include loans intended to maintain the operability of the License as well as provide funds to the Contractor to cover already existing liabilities under the License) are as follows:

8.1.1.1.             On the Signing Date, the PRE Lender shall: (a) make the Initial Loan to the Borrower, and the Borrower shall execute and deliver to the PRE Lender or its counsel a note substantially in the form attached hereto as Attachment H (the Initial Note) and (b) the PRE Lender shall (i) make a loan to the Borrower in an amount equal to that set forth on the initial 51 CEE Statement (such initial 51 CEE Statement to be in the amount of 51% of the Capital and Exploratory Expenditures incurred in the period from the Effective Date through the Signing Date), and (ii) make a Loan to the Borrower in an amount equal to that set forth on the initial 49 CEE Statement (such initial 49 CEE Statement to be in the amount of 49% of the Capital and Exploratory Expenditures incurred in the period from the Effective Date through the Signing Date) and the Borrower shall execute and deliver to the PRE Lender two notes, one in the amount of the initial 51 CEE Statement and one in the amount of the initial 49 CEE Statement, in the forms attached as Attachment I (the 49 CEE Note) and Attachment J (the 51 CEE Note), respectively. Amounts loaned by PRE Lender to Borrower and evidenced by the 49 CEE Note and the 51 CEE Note shall then be lent by Borrower to BPZ E&P and such loans shall be evidenced by a note in the form attached hereto as Attachment K (the Shareholder Note).

8.1.1.2.             During the remainder of the Interim Period: (a) Borrower shall issue both a 49 CEE Statement and a 51 CEE Statement monthly in accordance with the Accounting Procedure of the JOA, (b) the PRE Lender shall make loans to the Borrower in amounts equal to the amounts set forth on the then applicable 49 CEE Statement and 51 CEE Statement within ten (10) days of its receipt of said statements, (c) each loan so made shall be evidenced by an entry on the 49 CEE Note or the 51 CEE Note (as applicable), and (d) the amounts so loaned by PRE Lender to Borrower in respect of all 49 CEE Statements and 51 CEE Statements shall be on-loaned by

Borrower to BPZ E&P and reflected by an entry on the Shareholder Note.

8.1.1.3.             On the Completion Date, the PRE Lender shall make a loan to the Borrower in the amount of $85,000,000.00 and Borrower shall execute and deliver to the PRE Lender or its counsel a note from the Borrower in the form of Attachment L (the Final Note).

8.1.1.4.             On the Payment Date Buyer shall pay the Share Purchase Price, at its election either (a) in cash or (b) in kind, after obtaining a credit right under the Initial and Final Notes, by assigning and transferring the Initial Note and the Final Note to Sellers.

8.1.1.5.             All monthly 51 CEE Statements and 49 CEE Statements shall be handled in accordance with the JOA and the Accounting Procedure, as defined in the JOA pursuant to Section 4.8.

8.1.2        None of the loans referred to in Section 8.1 shall accrue interest in favor of the PRE Lender, except as specifically provided in Schedule 10.3.1.

8.2.          Certain Loan Related Matters on the Completion Date

8.2.1        No fewer than five (5) Business Days prior to Completion, Sellers shall notify Buyer as to whether Section 8.2.1.1 or Section 8.2.1.2 (or a combination of both) shall apply on the Completion Date and/or thereafter as set forth in the notice:

8.2.1.1.             On the Completion Date, BPZ E&P shall transfer to Newco, by including in the Spin-Off: (a) its liability to the Borrower under the Shareholder Note, (b) all of the 49 CEE Statements; (c) all of the 51 CEE Statements, and (d) Value Added Tax subject to terms of Section 8.2.2. In addition, non depreciable assets, as well as surface assets acquired by BPZ E&P with the loans evidenced by the Shareholder Note, that do not qualify as non-recovery assets under the Peruvian tax hydrocarbons legal provisions, will likewise be transferred to Newco by including them in the Spin-Off. At Completion, PRE Lender shall contribute to Newco, and Buyer shall procure that Newco accept, the 49 CEE Note and the 51 CEE Note, and upon such contribution (x) Newco’s liability to the Borrower under the Shareholder Note and (y) the Borrower’s liability to Newco under the 49 CEE Note and the 51 CEE Note, shall offset, and each of the Shareholder Note, the 49 CEE Note and the 51 CEE Note shall be automatically and finally cancelled and of no further force or effect, without any need for further action by any Person, it being understood and agreed that Buyer shall procure that Newco deliver any instrument or make any entry on its books or records as may be required to give effect to the foregoing contribution and offset transactions; or

8.2.1.2.             On the Completion Date, PRE Lender shall contribute the 49 CEE Note and the 51 CEE Note to Newco and, thereafter, Newco shall proceed as follows: (a) The 51 CEE Note shall be used by Newco to pay in kind the Carry Costs to BPZ E&P under the Carry Agreement and the JOA. Said payment in kind shall be made once the remaining amount of the 51 CEE Note is equal to the remaining balance of the Maximum Carry Amount. (b) At such time Newco shall also be entitled to use any remaining amount of the 49 CEE Note to pay in kind to BPZ E&P any future cash calls issued pursuant to the JOA with regard to its Participating Interest. By using the 51 CEE Note and the 49 CEE Note to pay in kind to BPZ E&P, respectively, the Carry Costs under the Carry Agreement and the JOA; and cash calls for its Participating Interest under the JOA, (i) BPZ E&P’s liability to the Borrower under the Shareholder Note and (ii) the Borrower’s liability to BPZ E&P under the 49 CEE Note and the 51 CEE Note shall offset, and each of the Shareholder Note, the 49 CEE Note and the 51 CEE Note shall be automatically and finally cancelled and of no further force or effect, without any need for further action by any Person, it being understood and agreed that Buyer shall procure that Newco deliver any instrument or make any entry on its books or records as may be required to give effect to the foregoing and offset transactions.

8.2.2        The Buyer (prior to Completion), or Newco (following Completion) shall be entitled to a credit from either the Government (under the application of Peruvian Value Added Tax Laws) or BPZ E&P related to VAT, as applicable, for all loans evidenced by the Shareholder Note which were made in connection with the 49 CEE Statements and the 51 CEE Statements, including the initial 49 CEE Statement and the initial 51 CEE Statement at such time as either (a) Newco is allowed to use such credit or, (b) in the case of BPZ E&P when BPZ E&P transfers such credit by including it in the Spin-Off.

8.3.          Payment Date Adjustments

8.3.1        On the Completion Date the Maximum Carry Amount shall be adjusted (with effect on the Payment Date) as follows:

8.3.1.1.             upward to reflect the share of Operating Expenses attributable to Newco’s deemed 49% Participating Interest, assuming that the JOA had been in effect during the period beginning on the Effective Date and ending on the Completion Date; and

8.3.1.2.             downward to reflect (i) any cash received attributable to Newco’s deemed 49% Participating Interest share of Hydrocarbons, and (ii) proceeds attributable to such Hydrocarbons, or calculated in accordance with the terms of the JOA produced or generated during the period beginning on the Effective Date and ending on the Completion Date, or (iii) credits to the Joint Account, as defined in the JOA; and

8.3.1.3.             upward in an amount equal to the Peruvian income Tax (current and deferred) on the difference between the proceeds attributable to Newco’s 49% deemed Participating Interest as per Section 8.3.1.2 and the Operating Expenses attributable to Newco’s deemed 49% Participating Interest as per Section 8.3.1.1, solely for the period beginning on the Effective Date and ending on the Completion Date.

8.3.1.4.             to the extent that Sellers elect to use Section 8.2.1.1, downward, in an amount equal to the amount of the 51 CEE Note effectively cancelled under such Section.

8.3.2        If the adjustments to the Maximum Carry Amount taking place pursuant to Section 8.3.1 have the effect of rendering the Maximum Carry Amount a negative number on the Completion Date, the Parties shall settle such amount between them on the Completion Date (subject to further adjustment as required by this Agreement) by BPZ E&P paying to Newco in cash the amount by which the Maximum Carry Amount is less than zero.

8.4.          On-going Adjustment

8.4.1        On May 15 of each year, for the first five (5) years following the Completion Date, a downward adjustment to the Maximum Carry Amount will be made in the event that a real economic benefit is obtained by BPZ E&P because of the implementation of Section 8 of this Agreement during the Interim Period. Such real economic benefit will occur when:

(a)        the disbursements incurred by BPZ E&P with funds loaned by PRE Lender to Borrower and from Borrower to BPZ E&P under Section 8 hereof create a deductible expense for BPZ E&P’s corporate income tax purposes;

(b)        such expense has had the impact of reducing the income tax current annual obligation of BPZ E&P; and

(c)        after making a recalculation of the current income tax annual obligation of BPZ E&P and applying first all type of deductions, amortizations etc. to which BPZ E&P is entitled (apart from the expenses to which Section 8.4.1(a) hereof refers) as well as any existing BPZ E&P’s carry forward tax losses, the circumstance described in item (b) above is still present.

The Parties expressly recognize that neither Sellers nor BPZ E&P will be responsible, and hence Buyer will not have any right to an adjustment to the Maximum Carry Amount if no real economic benefit is obtained by BPZ E&P after applying the above.

8.5.                              Resolution of Adjustments. In the event that the Parties cannot reach agreement within sixty (60) days, with respect to any adjustment set forth in Section 8, Sellers or Buyer may refer the adjustments in dispute to an internationally recognized independent accounting firm which has no affiliation for tax consulting, audit or other work for either Party as may be agreed by Buyer and Sellers, for review and final determination. The accounting firm shall act as an expert in accordance with Section 14.3 for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. Sellers and Buyer shall each bear its own legal fees, other costs of presenting its case, and one-half of the costs and expenses of the accounting firm.

8.6.                              Certain Tax Matters

8.6.1                        Taxes (other than Taxes measured by income, profits or capital gains), surface use fees, insurance premiums attributable to the Assets, Newco, or the Shares, and other Property Costs that are paid periodically shall be prorated based on the number of days in the period falling before the Effective Date, or on and after the Effective Date, as the case may be. The portion of Taxes allocated to the period before the Effective Date will not be included as part of the initial 49 CEE Statement delivered pursuant to Section 8.1.1.1 or the 51 CEE Statement delivered pursuant to Section 8.1.1.1 but Taxes attributable to the period on and after the Effective Date will be included in the 49 CEE Statements and 51 CEE Statements delivered pursuant to Section 8.1.1.2.

SECTION 9 - INDEMNITY

9.1.                              Indemnification Terms

9.1.1                        From and after the Signing Date, Sellers shall jointly and severally indemnify, save, hold harmless and defend the Buyer Parties and Newco from and against: (a) any and all claims, demands, causes of action, loss or damage arising from, or in connection with the Assets and the Shares that was incurred or derived from an event which occurred before the Signing Date or attributable to the period before the Signing Date; and (b) all Damages and/or Actions incurred by the Buyer Parties and Newco arising out of or resulting from any breach of any Warranty made by Sellers contained in Section 3.1 (and not disclaimed in Section 3.3), or breach of any obligation, covenant or agreement made by a Seller Party under this Agreement, or breach of any affirmations of such Warranties contained in the certificate delivered by Sellers at Completion pursuant to Section 7.1.2.5.

9.1.2                        From and after the Signing Date, and except as otherwise provided in this Agreement, Buyer shall indemnify save, hold harmless, and defend the Sellers Parties for all Damages and/or Actions incurred by Sellers arising out of or resulting from any breach of any Warranty made by Buyer contained in Section 3.2, or breach of any obligation, covenant, or agreement made by a Buyer Party under this Agreement, or breach of any affirmations of such Warranties contained in the certificate delivered by Buyer at Completion pursuant to Section 7.1.3.2. Buyer shall also indemnify the Borrower as corporate guarantor under the License with respect to Newco’s Participating Interest for the period between Buyer’s acquisition of the Shares and Perupetro’s approval of the Buyer Guarantor as a replacement guarantor with respect to Newco’s Participating Interest, in the event that Perupetro instructs BPZ E&P, Buyer or a Buyer’s Affiliate that Buyer’s acquisition of the Shares is required in advance of the Government’s consideration of approving Buyer Guarantor as a replacement guarantor with respect to Newco’s Participating Interest. This indemnity obligation shall be supported by the Buyer Guarantee.

9.1.3                        This Section 9 and Section 10 contain the Parties’ sole and exclusive remedy against each other with respect to breaches of the Warranties, obligations covenants and agreements of the Parties contained in this Agreement and the Buyer Parties shall have no right to rescind this Agreement under any circumstances. For the avoidance of doubt and notwithstanding any other provision of this Agreement, (A) any claims for Damages arising out of events or circumstances occurring during the Interim Period in respect of the Assets shall be governed by applicable provisions of the JOA, provided such claims are with respect to matters which are the subject-matter of the JOA and not this Agreement, and provided further that in the event of any overlap of subject-matter related to such claim between this Agreement and the JOA, the JOA will govern with respect to such claim, (B) Sellers shall have no liability under this Agreement in respect of liabilities related to environmental matters disclosed to Buyer in Schedule 3.1.18 hereof, (C) Sellers shall indemnify the Buyer Parties against all claims, demands, causes of action, loss or damage arising from liabilities related to environmental matters incurred or derived from an event or attributable to the period which occurred before the Signing Date of which the Sellers had knowledge on the Signing Date and was not disclosed in Schedule 3.1.18; and (D) Sellers shall indemnify the Buyer Parties against all claims, demands, causes of action, losses or damages that are Peruvian Tax liabilities resulting directly from the Spin-off .

9.1.4                        Except for the remedies contained in this Section 9 and Section 10, and in other remedies available pursuant to the Security Agreements, the Associated Agreements, the Sellers’ Guarantee and the Buyer Guarantee the Seller Parties and the Buyer Parties each releases and forever discharges the other and its Affiliates and their respective stockholders, directors, officers, employees and agents from any and all Damages and/or Actions whatsoever, at law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, arising out of, or related to this Agreement or such Party’s or its Affiliates ownership, use or operation of the Assets, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE, WHETHER SOLE, JOINT, OR CONCURRENT, STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

9.1.5        The indemnity to which each Party is entitled under this Section 9.1 shall be for the benefit of and extend to such Party’s present and former Affiliates, and its and their respective directors, officers, employees, agents and assigns (an Indemnified Person). Any claim for indemnity under this Section 9.1 by any such Affiliate, director, officer, employee, agent or assign must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than the Seller Parties and the Buyer Parties shall have any rights against either the Seller Parties or the Buyer Parties under the terms of this Section 9.1, except as may be exercised on its behalf by the Buyer Parties or Seller Parties, as applicable, pursuant to this Section 9.1.5. Each of the Seller Parties and Buyer Parties may elect to exercise or not exercise indemnification rights under this Section 9.1.5 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 9.1.5.

9.1.6        The Parties intend and agree that the phrase indemnify, save, hold harmless and defend in this Agreement (or words of similar effect) means that the party indemnifying shall indemnify, save, hold harmless and defend (including payment of reasonable attorney’s fees and costs of litigation) the other party from and against any and all Damages of any kind or character, without limit and without regard to the cause or causes thereof, including pre-existing conditions, whether such conditions be patent or latent, breach of warranty (express or implied), strict liability, or the negligence of any person or persons, including that of the indemnified party, whether such negligence be sole, joint or concurrent, active or passive.

9.1.7        Nothing in this Section 9.1 operates to limit or exclude any liability for fraud.

9.2.          Duration of Indemnity

9.2.1        The Warranties of the Parties shall survive the Completion as follows:

9.2.1.1.              Category 1 Warranties shall have no expiry;

9.2.1.2.              subject to Section 9.2.1.3 below, Category 2 and Category 3 Warranties expire on the one year anniversary of the Completion Date, provided, however, if a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiry date, said claim shall survive until resolution thereof.

9.2.1.3.              with respect to the Warranties contained in Section 3.1.18, 3.1.23, 3.1.24, 3.1.25, 3.1.26 and 3.1.27 (to the extent related to a claim by a Governmental Authority) which shall expire 30 days after the expiry of the last appeal period from the relevant tribunal.

9.2.2        Other than for Claims that have been made prior to such date, the Sellers’ indemnification obligations under Sections 9.1.3(C) and 9.1.3(D) shall expire 30 days after the date on which the statute of limitations would expire for claims under Peruvian Tax or environmental laws, as applicable.

9.3.          Indemnification Procedure

9.3.1        The party entitled to the indemnity (the Indemnified Party) shall notify the Party indemnifying (the Indemnifying Party) in writing as soon as practicable after the Indemnified Party knows the facts constituting the basis of a claim for indemnification (Notice of Claim). The Notice of Claim shall specify all facts known to the Indemnified Party giving rise to the claim for indemnification.

9.3.2        If the facts giving rise to a claim for indemnification involve an actual or threatened claim or demand by a third party against the Indemnified Party or a claim or demand by the Indemnified Party against a third party (Third Party Claim), the Indemnifying Party shall (without prejudice to the right of the Indemnified Party to participate at its expense through counsel of its own choosing) defend or prosecute the Third Party Claim in the name of the Indemnified Party at the Indemnifying Party’s expense and through counsel of its own choosing. The Parties shall cooperate in the defense or prosecution of the Third Party Claim and shall furnish such records, information and testimony and attend such conferences and discovery as reasonably requested in connection therewith.

9.3.3        Notwithstanding the Indemnifying Party’s obligation to assume and conduct the defense or prosecution of a Third Party Claim with counsel of its choice, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money Damages in an amount not more than $250,000.00, and does not impose an injunction or other equitable relief upon the Indemnified Party or any acknowledgment of the validity of the Third Party Claim. Until the Indemnifying Party assumes the defense or prosecution of a Third Party Claim, the Indemnified Party may at the expense of the Indemnifying Party defend against the Third Party Claim in any manner it deems reasonably appropriate; provided that in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

9.4.          Limitations on Indemnification

9.4.1        The amount of any Damages for which an Indemnified Party is entitled to indemnity under this Section 9 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Damages, net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates.

9.4.2        No Seller Party shall be liable for any claims, demands, causes of action, loss or damages (Claims) to the extent that:

9.4.2.1.              the facts giving rise to such Claim were fairly disclosed to the Buyer Parties in the Schedules to this Agreement;

9.4.2.2.              the Buyer and/or the Buyer’s Affiliate has failed to act in a commercially reasonable manner so as to mitigate any loss or liability giving rise to such claim;

9.4.2.3.              the Claim is for (i) the subject matter of which is covered by any insurance policy for the benefit of a Buyer Party, its Affiliates or Newco with respect to which a claim has been paid, it being understood and agreed. Buyer shall and shall procure that it and its Affiliates at all times maintain in full force and effect the corporate level and similar insurance policies in effect as of the Signing Date. Application to the Assets, the Shares and the License and that as a condition to any payment by Sellers under Section 9 any and all rights under any such insurance policies related to such claim shall have been irrevocably assigned by the beneficiary thereof to the Sellers via an instrument in form and substance satisfactory to Sellers and (ii) is one in respect of which a Buyer Party, its Affiliates, or Newco has any other right of recovery against, or indemnity from, any person other than the Sellers (whether under any provision of law, contract or otherwise howsoever);

9.4.2.4.              the subject of the claim has been or is made good or is otherwise compensated for without cost to the Buyer Parties; or

9.4.2.5.              a Buyer Party shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss or Claim.

9.5.          Limits and Thresholds

9.5.1        The aggregate amount of the liability of the Sellers in respect of the aggregate of all Claims against Sellers shall not exceed $90,000,000.00, except for:

9.5.1.1.              any Claims related to Category 1 Warranties;

9.5.1.2.              any Peruvian Tax related Claims related to the Spin-off pursuant to Section 9.1.3(D); and

9.5.1.3.              any Claims related to environmental matters of which the Sellers had knowledge at the Signing Date and were not disclosed to the Buyer in Schedule 3.1.18 hereof;

in which case, the liabilities for the Claims set out in Sections 9.5.1.1, 9.5.1.2, and 9.5.1.3, together with all other Claims hereunder, shall not in the aggregate exceed the Cap (as defined in, and adjusted pursuant to, Section 9.5.4).

9.5.2        Except with respect to the Claims set forth in Sections 9.5.1.1, 9.5.1.2, and 9.5.1.3 for which there shall be no minimum Claim amount, no liability shall attach to the Seller in respect of a Claim unless and until the aggregate amount of the liability in respect of all Claims exceeds $2,000,000.00 and:

9.5.2.1.              in the case of Claims which are not directly or indirectly related, each individual Claim must have an aggregate amount of liability of at least $500,000.00; and

9.5.2.2.              in the case of Claims which are directly or indirectly related, there shall be no minimum aggregate amount of liability for each individual Claim.

9.5.3        Notwithstanding any other provision of this Agreement, neither Seller Parties or Buyer Parties shall have any liability for Consequential Loss in respect of a Claim arising under this Agreement.

9.5.4        Notwithstanding any other provision of this Agreement, any other provision of this Section 9.5.4, or the Associated Agreements, in the event that Completion is never achieved, the Seller Parties’ total liability to the Buyer Parties shall never exceed the PI Repayment Amount (as defined in Schedule 10.3.1). Further, the Seller Parties shall never be liable under this Agreement, except as it relates to the PI Repayment Amount, for any amount greater than the aggregate amount, without duplication, of: (a) amounts any of them shall have been paid at such time by Buyer, plus (b) amounts which shall have been loaned by PRE Lender to Borrower, plus (c) Carry Amounts which shall have been paid by Newco following the Completion Date (such aggregate amount consisting of (a), (b) and (c) above, the Cap); provided, however that (i) if a Claim exceeds the Cap, the amount of such Claim in excess of the Cap may be used by Buyer Parties as set-off against future payments or loans, as applicable, subject to resolution of any dispute concerning the validity of such Claim, (ii) as Buyer makes additional payments to Sellers, PRE Lender makes additional loans to Borrower, or Newco pays additional Carry Amounts to BPZ E&P following the Completion Date, Sellers’ potential liability to Buyer for Claims shall increase on a dollar for dollar basis up to a maximum of $335,000,000.00, except that such increase in liability is not intended to raise or otherwise affect the aggregate liability cap of $90,000,000.00 million set forth in Section 9.5.1 with respect to any Claims other than those specified in Sections 9.5.1.1, 9.5.1.2 and 9.5.1.3, and (iii) if the Termination Date occurs other than in connection with Sections 10.3.2, 10.3.3, 10.3.4, or 10.3.5, the Seller Parties sole and exclusive liability to the Buyer Parties shall be the PI Repayment Amount.

SECTION 10 - TERM AND TERMINATION

10.1.                        Survival

Sections 9.1.3, 9.1.4, 9.2, 9.3, 9.4, 9.5, 14, 15.3, 15.6, 15.7, 15.8, 15.10, 15.11, 15.13, 15.16, 15.17 and this Section 10 shall survive any termination of this Agreement.

10.2.                        Termination

10.2.1      If (i) with respect to the Buyer Parties, all of the Seller Parties’ Conditions Precedent are not satisfied or waived, or with respect to the Seller Parties, all of the Buyer Parties’ Conditions Precedent are not satisfied or waived, by, on or before the Long Stop Date by the Party for whom the benefit of such conditions has been included, whether or not Force Majeure has been declared pursuant to the JOA; (ii) the Government asserts that its approval and/or consent to the transactions contemplated by this Agreement is subject to conditions or revisions, which conditions or revisions any Party subject thereto is not willing to accept, and the Parties are unable to agree unanimously on a response to the proposed conditions or revisions within the time frame allowed under the circumstances or thirty (30) days (whichever is shorter), or the Government refuses to modify such conditions or revisions or finally rejects the transactions contemplated by this Agreement, or (iii) the License has terminated prior to the Long Stop Date; or (iv) the Completion Date does not occur on or before to the Long Stop Date, then either Party shall have the right to terminate this Agreement and the Associated Agreements by giving notice to the other Party, except in the case of (i) above whereby only the Party for whom the benefit of such conditions has been included may so terminate.

10.2.2      In the event of termination pursuant to Section 10.2.1, subject to Section 10.3, the rights and obligations of the Parties under this Agreement shall cease and be of no further force and effect, except that each Party shall continue thereafter to be liable for: (i) any breach by a Party of its obligations prior to the date of such termination, and (ii) any amounts that, as of the date of termination, are accrued through such date and payable by one Party to the other; and the Buyer shall have no right, title or interest in the Assets, whether equitable or otherwise, and no further obligations or liabilities with respect to in the Assets other than pursuant to the Security Agreements.

10.3.        Payments Upon Termination

10.3.1      In the event that this Agreement is terminated prior to Completion and none of Sections 10.3.2, 10.3.3, 10.3.4, or 10.3.5 apply, Borrower shall pay to PRE Lender the PI Repayment Amount (as defined in the Security Agreements) on dates and in the amounts indicated in Schedule 10.3.1, and subject to the further covenants and terms specified in Schedule 10.3.1.

10.3.2      In the event that the Agreement is terminated as a result of the License having been terminated and (1) the Seller Parties have complied with their covenants and obligations hereunder; and (2) the License shall have been terminated directly and primarily as a result of the Gross Negligence or Willful Misconduct of Senior Supervisory Personnel of a Buyer Party, Buyer Guarantor, or Buyer’s Affiliates, then (x) the Associated Agreements shall terminate, (y) the Initial Note, the 49 CEE Note, and the 51 CEE Note shall be deemed paid in full and cancelled and neither Borrower nor any of its Affiliates shall be under any further obligation to repay the loans or other amounts represented thereby, and (z) Buyer shall promptly after the Termination Date, in addition, pay over to Sellers an amount equal to $85,000,000.00 and the unpaid balance of the Maximum Carry Amount, and all of the foregoing, which are collectively referred to as the Seller Retentions, shall constitute liquidated damages. It is expressly understood that in the case where the License shall have been terminated directly and primarily as a result of the Gross Negligence or Willful Misconduct of the Senior Supervisory Personnel of a Buyer Party, Buyer Guarantor, or Buyer’s Affiliates and that by the Termination Date the Sellers have received more than $335,000,000.00 in loan proceeds, the Sellers shall be entitled to retain all such loan proceeds as liquidated damages.

10.3.3      In the event that this Agreement is terminated as a result of the License having been terminated and (1) the Buyer Parties shall have complied with their covenants and obligations hereunder; and (2) the License shall have been terminated directly and primarily as a result of the Gross Negligence or Wilful Misconduct of the Senior Supervisory Personnel of the Sellers or Sellers’ Affiliates, the Borrower shall promptly pay to PRE Lender all amounts which have been loaned to Borrower and/or otherwise paid to Sellers hereunder plus the amount which the Buyer would be entitled by netting the adjustments set forth in Sections 8.3.1.1 and 8.3.1.2 but solely for the period between the Effective Date and the Termination Date.

10.3.4      In the event that this Agreement is terminated as a result of the License having been terminated and (1) the Seller Parties and the Buyer Parties shall have complied with their covenants and obligations hereunder; and (2) the License shall have been terminated through no fault of either the Seller Parties or the Buyer Parties or their respective Affiliates then (x) the Buyer Parties shall not be required to advance any further funds hereunder and (y) the Seller Parties and the Buyer Parties shall allocate any payments received in respect of such Licence termination 49% to the Buyer Parties and 51% to the Seller Parties, provided however that the Buyer Parties’ allocated share of all such payments shall be capped at the aggregate of all amounts paid or loaned by the Buyer Parties to the Seller Parties hereunder.

10.3.5      In the event that this Agreement is terminated as a result of the Completion failing to occur prior to the Longstop Date and (1) the Seller Parties have complied with their covenants and obligations hereunder; and either (2) a Buyer Party shall have failed to comply with Sections 2.6.3, 4.10 and/or Section 8, or (3) a consent required by Section 5.1 hereof shall not have been obtained by the Long Stop Date, directly and primarily as a result of the Gross Negligence or Willful

Misconduct of Senior Supervisory Personnel of a Buyer Party, Buyer Guarantor, or Buyer’s Affiliates then (x) the Associated Agreements shall terminate and (y) the Initial Note, the 49 CEE Note, and the 51 CEE Note shall be deemed paid in full and cancelled and neither Borrower nor any of its Affiliates shall be under any further obligation to repay the loans or other amounts represented thereby, provided however that the Borrower shall only be entitled to retain loan proceeds up to a maximum of $335,000,000.00, and any excess loan proceeds shall be promptly repaid by Borrower to PRE Lender. All of the foregoing, which are collectively referred to herein as Seller Retentions, shall constitute liquidated damages.

10.3.6      The Parties acknowledge and agree that the retention by Sellers of the Seller Retentions in Section 10.3.2 and Section 10.3.5: (i) is intended to constitute a genuine pre-estimate of the loss that would result for the Sellers in the circumstances, and as such is a liquidated damages payment and is not intended to be a penalty, (ii) is Sellers’ sole and exclusive remedy for those Buyer’s or Buyer’s Affiliates’ breaches, defaults, failures, or other actions set forth in Sections 10.3.2 and 10.3.5, (iii) is in reasonable proportion to the probable loss suffered by Seller, and (iv) the amount of Seller’s actual loss is incapable or difficult of precise estimation.

SECTION 11 - EMPLOYEE MATTERS

11.1.                        Hiring of Employees

Buyer agrees to cause Newco to hire all BPZ E&P’s technical and operational employees, as agreed between Buyer and Seller, necessary for Newco to assume the role of Technical Operations Manager under the Operating Service Agreement.

11.2.                        No Termination or Adverse Changes.

For a period of twelve (12) months following the Completion Date, Buyer shall not permit Newco to amend or terminate any employee or employee plan, or make any adverse changes to any of BPZ E&P or its Affiliates employees’ existing contractual terms and conditions of employment as of the Signing Date other than changes required to be made by applicable law or agreed following collective bargaining. Further, for a period of twelve (12) months following the Completion Date, Buyer shall cause Newco to continue to provide the same benefits, or in the case of the benefits described in Section 11.3 benefits having a comparable value, under the Company Benefit Plan unless the amendment or termination is required by applicable law or agreed following collective bargaining. Any amendment to or termination of any Company Benefit Plan, or any amendment to the terms of employment of any Newco employee after such twelve (12) month period shall not have retroactive effect. Buyer shall also cause Newco to provide full entitlements to lump sum payments on termination of employment (in excess of statutory rights) which the terminated employees have notionally accrued under the Company Benefit Plan prior to and during such twelve (12) month period.

11.3.        Seniority and Other Eligibility Factors

Buyers shall recognize the period of employment of each employee with Newco for purposes of determining any such employee’s eligibility to participate in and vesting under any and all plans or policies providing for fringe benefits (including vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs) and each other bonus, incentive compensation, deferred compensation, profit sharing, severance, retirement, health, life, disability, group insurance, employment, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (Company Benefit Plan) of Newco, or, if such employees are added to a similar plan, agreement, policy or understanding of a Buyer or an Affiliate of Buyer, such plan, agreement, policy or understanding. Further, Buyer shall cause Newco to maintain group health plans with a waiver of pre-existing medical conditions for those individuals to be employed by Newco on the Completion Date and their dependents for so long as such individuals remain employees of Newco after Completion.

11.4.        Costs

Any costs associated with the transfer of BPZ E&P employees to Newco as a result of an employee changing employer from BPZ E&P to Newco shall be paid by Buyer.

SECTION 12 - FORCE MAJEURE

Non-performance or delay in performance of any obligation under this Agreement (other than an obligation to make payment) shall be excused if, and to the extent, caused by Force Majeure. A Party claiming Force Majeure shall give immediate written notice to the other Party and shall resume the performance of the obligations affected by Force Majeure as soon as reasonably possible after Force Majeure ceases.

SECTION 13 - NOTICES

Any notice or other communication required to be given under this Agreement shall be made in writing and shall be delivered by facsimile, air courier, messenger delivery or regular mail, addressed to the Party’s address set forth below. Notices or communications shall be effective upon receipt during regular business hours; provided that in the case of a facsimile it shall only be effective if acknowledgement by recipient (including a report of successful transmission produced by sender’s facsimile) is received by sender. Any Party may, by written notice to the other Party in the manner specified in this Article 13, specify an additional Person or Persons to receive copies of all subsequent notices directed to such Party or to provide other addresses for any Person to whom notices or communications are to be directed pursuant to this Agreement. The addresses of the Parties for purposes of this Agreement shall be as follows:

For the Sellers: Durkin Ledgard

For the attention of: Chief Legal Officer

Address: c/o: BPZ Resources, Inc., 580 Westlake Park Blvd., Suite 525,

Houston, Texas 77079

Facsimile number: (281) 556 6377

For the Borrower: Durkin Ledgard

For the attention of: Chief Legal Officer

Address: 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079

Facsimile number: (281) 556 6377

For the Buyer: Peter Volk

For the attention of: General Counsel & Secretary

Address: 333 Bay Street, Suite 1100, Toronto, Canada M5H 2R2

Facsimile number: (416) 360 7783

For the PRE Lender: Peter Volk

For the attention of: General Counsel & Secretary

Address: 333 Bay Street, Suite 1100, Toronto, Canada M5H 2R2

Facsimile number: (416) 360 7783

SECTION 14 - GOVERNING LAW AND ARBITRATION

14.1.        Governing Law

This Agreement including any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in all respects in accordance with the law of England and Wales, without giving effect to any conflicts of laws principles that could require the application of any other law.

14.2.        Dispute Resolution

14.2.1      Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (Notice of Dispute). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Section 14.

14.2.2      Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A Senior Executive means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Section 14.2.3 concerning such Dispute, prior to initiating or completing the Dispute resolution procedures in this Section 14.2.2.

14.2.3      Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Sections 14.2.2 shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes. Arbitration proceedings may be commenced pursuant to this Section 14.2.3 prior to initiating or completing the Dispute resolution procedures in Section 14.2.2.

14.2.3.1.           Rules. The arbitration shall be conducted in accordance with Rules of Arbitration of the International Chamber of Commerce (ICC), as then in effect (the Rules):

14.2.3.2.           Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 14.2.3, the commencement of the arbitration means the date on which the claimant’s request or demand for arbitration is received by the other parties to the Dispute.

14.2.3.3.           Method of Appointment of the Arbitrators. (a) If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute within thirty (30) Days after commencement of the arbitration. (b) If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute.

14.2.3.4.           Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

14.2.3.5.           Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, NY.

14.2.3.6.           Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language. Any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof.

14.2.3.7.           Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

14.2.3.8.           Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 13.

14.2.3.9.           Interest. The award shall include interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

14.2.3.10.         Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.

14.2.3.11.         Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

14.2.4      Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce this Article 14 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

14.3.        Expert Determination

14.3.1      For any decision referred to an expert under Section 8.5, the Parties agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute. The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.

14.3.2      The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination. If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.

14.3.3      The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.

14.3.4      All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.

14.3.5      Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it.

14.3.6      The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

14.3.7      The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration pursuant to Section 14.2.3 within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute. In such arbitration (i) the expert determination on the specific matter shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

SECTION 15 - GENERAL PROVISIONS

15.1.        Further Assurances

After Completion, Sellers and Buyer shall, and shall cause their respective Affiliates to, take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

15.2.        Assistance

If requested by the other Party, a Party shall at its cost provide to the requesting Party, and if required by the Government, documentation evidencing the corporate authority for its representative to execute this Agreement or the Deed of Transfer.

15.3.        Responsibility for Costs

Except as expressly set out in this Agreement, each Party shall be liable for its own legal, accounting and other costs and expenses that are incurred by such Party in connection with the negotiation of this Agreement and the performance of such Party’s obligations under this Agreement.

15.4.        Public Announcements

Neither Party nor its Affiliates shall, without the prior written approval of the other Party, make any public announcement or press release with respect to the transactions contemplated by this Agreement; provided, however, that a Party may make such a public announcement or issue such a press release without such prior written approval if same is required by order of a court of competent jurisdiction or required by applicable laws or stock exchange regulations, provided that such Party shall make all reasonable efforts to give prompt written notice to all Parties prior to such disclosure.

15.5.        Conflict

In the event of any conflict or inconsistency within the various provisions of the main body of this Agreement and the Attachments, the provisions of the main body of this Agreement shall control.

15.6.        Severability

Any term or provision of this Agreement judicially determined to be invalid or unenforceable shall be deemed, to the extent so determined, invalid or unenforceable, but the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

15.7.        Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

15.8.        Agreement Survives Completion

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

15.9.        Interest on late payment

Where a sum is required to be paid under this Agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment). The rate of interest shall be four per cent per annum above the base lending rate for the time being of Barclays Bank PLC. Interest shall accrue on a daily basis and be compounded quarterly. This Clause 14.9 is without prejudice to any claim for interest under the law.

15.10.      No Third Party Beneficiaries

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no term of this Agreement shall be enforceable by a third party.

15.11.      Relationship of the Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall act in good faith and shall deal fairly with each other but shall not be considered fiduciaries except as expressly provided in this Agreement.

15.12.      Waiver

Unless expressly provided in this Agreement, a delay on the part of either Party in exercising its rights under this Agreement or failure to exercise its rights shall not operate as a waiver of such rights. Any tacit or implicit waiver by either Party of a right or remedy under this Agreement in a particular instance shall not operate as a waiver of such right or remedy in any other instance or as to any such Party.

15.13.      Amendment

This Agreement may be amended only by written agreement between Sellers and Buyer, executed by duly authorized representatives.

15.14.      Counterparts

This Agreement may be executed in two counterparts each of which when executed and delivered shall be an original but both of which together shall constitute one and the same instrument.

15.15.      Entirety

This Agreement (including its Schedules and Attachments) together with the Associated Agreements set out the entire agreement of the Parties regarding the subject matter hereon and thereon and supersedes all prior agreements and undertakings, oral or written, between the Parties with respect to the subject matter of this Agreement.

15.16.      Language

Each notice or other communication under or in connection with this Agreement shall be in English or if not in English, accompanied by an English translation made by a translator and certified by an officer of the Party giving the notice to be accurate.

15.17.      Assignment

Neither rights nor obligations under this Agreement may be assigned, transferred or otherwise disposed of (including by way of back-to-back arrangements). provided, however, that after the Termination Date, the PRE Lender shall have the right to assign to a Qualified Transferee all of its rights under such of the Notes as may remain outstanding following the application of Sections 10.2 and 10.3, on the express conditions that: (a) such Qualified Transferee expressly assume all of the PRE Lender’s obligations hereunder by means of a written instrument in form and substance reasonably satisfactory to Borrower and (b) any and all claims, actions or suits with respect to the Termination Date shall have been fully and finally determined by a court or panel of competent jurisdiction.

[Signature Pages Follow]

IN WITNESS of their agreement, each Party has caused this Agreement to be executed by its duly authorized representative, on the date first written above.

BPZ ENERGY INTERNATIONAL HOLDINGS, L.P.		BPZ ENERGY LLC
as Seller		as Seller

By:	/s/ J.D. Ledgard	By:	/s/ Richard S Menniti

Name:	J.D. Ledgard	Name:	Richard S Menniti

Title:	Chief Legal Officer	Title:	Chief Financial Officer

BPZ RESOURCES, INC.
as Borrower

By:	/s/ J.D. Ledgard

Name:	J.D. Ledgard

Title:	Chief Legal Officer

PACIFIC STRATUS ENERGY S.A.		PACIFIC STRATUS INTERNATIONAL
as Buyer		ENERGY LTD.
as PRE Lender

By:	/s/ Laureano Siegmund	By:	/s/ Laureano Siegmund

Name:	Laureano Siegmund	Name:	Laureano Siegmund

Title:	Director Secretary	Title:	Proxy

ATTACHMENT A-1

FORM OF DEED OF TRANSFER

ATTACHMENT A-1

Form of Deed of Transfer

TRANSFERENCIA DE PARTICIPACIONES DE BPZ NORTE OIL S.R.L.

Señor Notario

Sírvase extender en su registro de escrituras públicas una de Transferencia de Participaciones de BPZ NORTE OIL S.R.L. que celebran de una parte BPZ ENERGY INTERNATIONAL HOLDINGS, L.P., debidamente representada por su apoderado, Sr. Luis Rafael Zoeger Nuñez, identificado con D.N.I. N° 08212579, según poder inscrito en la Partida N°11946774 del Registro de Personas Jurídicas de Lima; y, BPZ ENERGY LLC, debidamente representada por su apoderado, Sr. Luis Rafael Zoeger Nuñez, identificado con D.N.I. N°08212579, según poder inscrito en la Partida N° 11992608 del Registro de Personas Jurídicas de Lima, ambas con domicilio en           , a quienes en adelante se denominará LOS VENDEDORES; y, de la otra parte,             , debidamente representada por su apoderado, Sr                 , identificado con D.N.I. N°            , según poder inscrito en la Partida N°                  del Registro de Personas Jurídicas de Lima, a quien en adelante se le denominará EL COMPRADOR; en los términos y condiciones que constan en las cláusulas siguientes:

CLÁUSULA PRIMERA: ANTECEDENTES

1.1                               BPZ NORTE OIL S.R.L. es una sociedad de responsabilidad limitada constituida mediante Escritura Pública de fecha 16 de Diciembre del 2011, otorgada ante Notario Público de Lima Carola Cecilia Hidalgo Moran, que se encuentra debidamente inscrita en la Partida N° 12771109 del Registro de Personas Jurídicas de Lima.

1.2                               El capital social de BPZ NORTE OIL S.R.L asciende a la suma de                   y está representado por         participaciones con un valor nominal de S/.                          (                           Nuevos Soles) cada una.

CLÁUSULA SEGUNDA: PARTICIPACIONES DE LOS VENDEDORES

2.1                               LOS VENDEDORES declaran ser propietarios exclusivos del total de las participaciones sociales representativas del capital social de BPZ NORTE OIL S.R.L., conforme al siguiente detalle:

BPZ Energy International Holdings, L.P.	participaciones

BPZ Energy LLC	participaciones

Total	participaciones

2.2                               Las participaciones de propiedad de LOS VENDEDORES a que se refiere el numeral precedente se encuentran totalmente suscritas y pagadas.

CLÁUSULA TERCERA: OBJETO DEL CONTRATO

3.1                                 Por el presente documento, cada uno de LOS VENDEDORES da en venta real y enajenación perpetua a favor de EL COMPRADOR las totalidad de sus participaciones conforme al siguiente detalle:

BPZ Energy International Holdings, L.P.	participaciones

BPZ Energy LLC	participaciones

Total	participaciones

3.2                                 La transferencia incluye todos los derechos inherentes a dichas participaciones, sin reserva ni limitación alguna.

CLÁUSULA CUARTA: PRECIO Y FORMA DE PAGO

4.1                                 El precio pactado de común acuerdo por la transferencia de las participaciones objeto de la presente compraventa es de US $           .00 (         y 00/100 Dólares de los Estados Unidos de Norteamérica) por participación, correspondiéndolo a cada uno de LOS VENDEDORES el siguiente monto:

A BPZ Energy International Holdings, L.P.	US$ / .00

A BPZ Energy LLC	US $/ .00

Total	US $/ .00

4.2                                 Cada uno de LOS VENDEDORES declara haber recibido de EL COMPRADOR el íntegro del precio pactado por sus participaciones, y que su firma puesta al final del presente contrato es prueba plena de haber recibido el precio pactado a su entera satisfacción.

CLÁUSULA QUINTA: DECLARACIÓN DE EQUIVALENCIA

Las Partes declaran que entre las participaciones sociales vendidas y el precio pactado existe la más justa y perfecta equivalencia, por lo que de existir alguna diferencia de más o de menos, que en este momento no perciben, convienen en hacerse de ella mutua gracia y recíproca donación, renunciando a toda acción o excepción que tienda a invalidar la presente compraventa.

CLÁUSULA SEXTA: GRAVÁMENES

LOS VENDEDORES declara que las participaciones sociales objeto de la compraventa se encuentran libres de toda carga, gravamen, garantía mobiliaria, embargo, medida judicial o extrajudicial, y en general, de cualquier acto o contrato limitativo del dominio de la misma y de su derecho de libre disposición, obligándose en todo caso al saneamiento de ley.

CLÁUSULA SETIMA: DECLARACIÓN RESPECTO DE LA SITUACIÓN DE LA COMPAÑÍA

EL COMPRADOR declara conocer en su integridad la situación financiera y legal de la empresa BPZ NORTE OIL S.R.L., por lo que la adquisición de las participaciones sociales se realiza bajo la modalidad “as is”, sin tener derecho a formular reclamo alguno a LOS VENDEDORES por la situación actual o futura de BPZ NORTE OIL S.R.L., incluyendo sin limitación: (i) los activos de BPZ NORTE OIL S.R.L., (ii) los pasivos y/o contingencias de BPZ NORTE OIL S.R.L. , (iii) los contratos en los que BPZ NORTE OIL S.R.L. es parte contratante, (iv) cualquier otro hecho, acto u omisión que afecte o pueda afectar la situación de BPZ NORTE OIL S.R.L. En consecuencia, EL COMPRADOR renuncia, hasta el máximo límite permitido por ley, a cualquier indemnización, obligación, reparación o compensación que pudiese derivarse de la situación de BPZ NORTE OIL S.R.L.

CLÁUSULA OCTAVA: FORMALIZACIÓN DE LA TRANSFERENCIA

EL VENDEDOR en virtud de la presente compraventa, se compromete frente a EL COMPRADOR a suscribir la Escritura Pública que la presente minuta origine a efectos de formalizar la transferencia de participaciones y lograr su inscripción el Registro de Personas Jurídicas de Lima.

Ambas partes se comprometen a realizar todas las gestiones y suscribir cualquier documento necesario para comunicar la presente transferencia a la Superintendencia Nacional de Administración Tributaria (SUNAT).

CLÁUSULA NOVENA: LEY APLICABLE Y JURISDICCIÓN

Para el improbable caso que surja alguna discrepancia entre las partes con respecto al presente Contrato, su aplicación, ejecución y/o interpretación, las Partes se someten a la jurisdicción y competencia de los jueces y tribunales de la ciudad de Lima.

Firmado por las partes, en tres ejemplares, a los           días del mes de            de 20

ATTACHMENT A-2

STEP PLAN AND TRANSFER MEMORANDUM

Please note that the attached Step Plan and Transfer Memorandum will be amended by agreement of the Parties and per comments from the Parties’ Peruvian counsel.

STEP PLAN AND TRANSFER MEMORANDUM

1.                              BPZ E&P Spin-off shall be conducted in accordance with item 2 of Article 367 of Peruvian Corporations General Law N° 26887(“CGL”), the article provides the following:

“Article 367 — Spin off: Concept and forms

Through a spin off, a company divides its net worth into two or more blocks in order to fully transfer them to other companies or to conserve one of them, complying with the requirements and the formalities contained in this Act. The Spin off can adopt any of the following forms:

1.                              The division of a company’s total net worth in two or more net worth blocks, which are transferred to new companies or absorbed by existing companies, or by both new companies and existing companies at once. This form of spin off produces the extinction of the company that transfers the net worth blocks; or,

2.                              The segregation of one or more net worth blocks of a company that does not extinguish, and which are transferred to one or more new companies, or absorbed by existing companies or by both new companies and existing companies at once. The company that transfers the net worth blocks adjusts its share capital in the corresponding amount.

In both of the above cases, the partners or shareholders of the company that transfers the net worth blocks receive shares as partners or shareholders of the new companies or of the absorbing companies, whichever the case.”

2.                              In order to comply with the CGL, after execution of the Stock Purchase Agreement (“SPA”), the shareholders of BPZ E&P and BPZ Norte Oil (“Newco”) shall approve the Spin-off, as defined in the SPA, based on the Spin-off plan prepared and approved by BPZ E&P and Newco general managers. The Spin-off plan shall include, among others, a description of the net worth block to be transferred; Newco’s capital increase and BPZ E&P capital reduction in the amount of the net worth block’s net book value as of the Spin-off effective date; the number of shares to be issued by Newco and distributed between the shareholders of BPZ E&P (“Sellers”) as a result of the capital increase; and, the effective date of the Spin-off.

3.                              The Spin-off shall become effective on the date of the public deed amending the License to include Newco as a party to the License with a 49% Participating Interest (“License DOT”), which is the Completion Date in the SPA (“Completion Date”). (This assumes that the Supreme Decree including Newco’s interest in the License also approves Buyer Guarantor’s guarantee , if not, (a) the Completion Date shall be the date of the public deed amending the License to include Buyer Guarantor as Newco’s corporate guarantor (“Second License DOT”) after Supreme Decree approving Buyer Guarantor’s guarantee is issued, and (b) every reference to Completion Date hereinafter shall be deemed to be the License DOT date.)

4.                              The Spin-off details are as follows:

a.                                The net worth block to be segregated from BPZ E&P and transferred to Newco includes: (i) an undivided 49% Participating Interest in the License; (ii) an undivided 49% of all assets and other rights related to the License; and (iii) all other assets and liabilities to be included in the net worth block by BPZ E&P and Newco prior to the Completion Date.

b.                                The assets and other rights included in the net worth block shall be described in a list attached as an exhibit to the Spin-off plan. Said exhibit consist on a list of all assets registered in BPZ E&P Peruvian accounting books, related to the License operations, and the value of each assets shall be its 49% book value. This means that BPZ E&P and Newco shall become co-owners of each of the listed assets. The assets list shall be prepared using BPZ E&P accounting as of December 31, 2011 and will be updated prior to Completion Date.

c.                                The other assets and liabilities to be included in the net worth block prior to Completion Date shall consist on those items described in Section 8.2.1.1 of the SPA. as well as BPZ E&P’s liabilities to the Borrower for the loans made by the Borrower pursuant to the SPA and the related Value Added Tax subject to terms of Section 8.2.2 of the SPA.

d.                               In addition to the net worth block to be transferred to Newco, the Spin-off shall specify that as of Completion Date Newco shall assume BPZ E&P 51% Participating Interest shares in the Carry Costs, up to the Maximum Carry Amount, as defined in the Carry Agreement attached to the JOA. The Maximum Carry Amount may be adjusted at Completion Date pursuant to Section 8.2.1.2 of the SPA.

e.                                (Note: we don’t need the deleted portion of this paragraph because everything is in paragraphs 7 and 12 below) The Spin-off shall also specify the number of shares representing Newco’s capital increase, equal to the net book value of the net worth block as of December 31, 2011 which shall be updated prior to the Completion Date. The shares shall be distributed between BPZ E&P shareholders in proportion their current participation in BPZ E&P’s capital stock (BPZ Energy LLC 55% and BPZ Energy International Holdings, L.P. 45%).

5.                             Once the Spin-off is approved by the shareholders of BPZ E&P and Newco, BPZ E&P shall notify Perupetro of (a) its decision to Spin-off the License and transfer a 49%

Participating Interest therein to Newco, and, (b) that BPZ E&P has reached an agreement to sell Newco to Buyer at Completion Date.

6.                              The spin-off shall be published three times in the official gazette (El Peruano) and other daily newspaper in Lima, with a five day interval. Creditors may object to the Spin-off within a 30 days period following the last publication, if their receivables are not guaranteed. Bank guarantees securing payment are enough to release the objections. First publication shall be made on the day following BPZ E&P notice to Perupetro, in order to avoid Perupetro learning about the Spin-off from other sources.

7.                              The Spin-off DOT shall be signed by BPZ E&P and Newco upon expiration of thirty (30) day term if no objections are made. The Spin-off DOT is prepared and signed before a Notary Public and includes a transcript of (a) Spin-off content described in paragraph 3 above, (b) Spin-off approvals by the shareholders of BPZ E&P and Newco, (c) the Spin-off publications, and (d) an affidavit from BPZ E&P’s general manager stating that no objections were made. The Spin-off DOT registration in the Public Registry of Companies shall be requested by the notary and may take up to 10 business days.

8.                              Once the Spin-off DOT is registered, BPZ E&P shall (a) deliver a copy of said document to Perupetro and (b) request Perupetro to (i) qualify Newco to acquire a 49% Participating Interest in the License; (ii) qualify Buyer Guarantor to become Newco’s corporate guarantor; (iii) to amend the License to reflect that BPZ E&P and Newco 51% and 49% Participating Interest in the License, respectively, and that BPZ Resources and Buyer Guarantor are their corporate guarantors.

9.                              BPZ E&P and Buyer shall pursue Perupetro qualification process, responding to documents and information requests, and, in the case of Buyer, taking any other actions that may be appropriate to expedite Buyer Guarantor’s qualification as Newco’s corporate guarantor. Once qualified by Perupetro, Newco shall be registered in the Public Registry of Hydrocarbons and, thereafter, Perupetro, BPZ E&P and Newco shall initial the draft of the License amendment prepared by Perupetro.

10.                       Government Approvals of the License amendment includes (a) Perupetro’s Board of Directors approval; (b) the Ministry of Energy and Mines favorable opinion; (c) the Ministry of Economy and Finance favorable opinion; (d) the Central Reserve Bank of Peru approval; and ends with the enactment of the Peruvian Government Supreme Decree approving the License amendment, and authorizing Perupetro to sign the License DOT.

11.                       Once Supreme Decree approving the License amendment is published in the official gazette, (a) BPZ E&P shall coordinate with Perupetro and the Notary Public the License DOT drafting; (b) Sellers and Buyer shall provide BPZ E&P the back-up guarantees corresponding to BPZ E&P 51% and Newco 49% Participating Interest, respectively, as required to up-date the performance bank guarantee corresponding to the current minimum work program under the License; (c) Sellers shall procure BPZ Resources to provide the corporate guarantee covering BPZ E&P; and (d) Buyer shall procure Buyer Guarantor to provide the corporate guarantee covering Newco. Prior to the Completion Date, BPZ E&P shall deliver to Perupetro the performance bank guarantee and the corporate guarantees.

12.                       No fewer than five (5) Business Days prior to Completion, the shareholders of BPZ E&P and Newco shall approve an amendment to the Spin-off in order to effect the adjustments described in paragraph 3 above in (a) the net work block, (b) the net book value of the net worth block, (c) Newco’s capital increase and BPZ E&P capital reduction in the amount of the net worth block’s net book value as of Completion Date, and (d) the number of shares to be issued by Newco and distributed between the shareholders of BPZ E&P as a result of Newco’s capital increase. This amendment to the Spin-off shall not require any publication and shall result in a Spin-off DOT amendment to be signed by BPZ E&P and Newco before a Notary Public and submitted to the Public Registry of Companies for registration prior to the Completion Date.

13.                       On the Completion Date, BPZ E&P, Newco, BPZ Resources and Buyer Guarantor shall sign the License DOT. If the Supreme Decree including Newco’s interest in the License does not approve Buyer Guarantor , BPZ Resources shall sign as Newco’s corporate guarantor. The transfer of a 49% Participating Interest in the License to Newco shall become effective on the date of signing the License DOT. The Notary Public will be in charge of requesting the License DOT registration in the Public Registry of Hydrocarbons.

14.                       On the Completion Date, after signing the License DOT, Sellers and Buyer shall sign the Transfer DOT effecting the transfer of Newco shares from Sellers to Buyer, which transfer shall become effective at the Transfer DOT signing. Transfer DOT shall be prepared and signed before a Notary Public, who will be in charge of requesting its registration in the Public Registry of Companies. Newco shall pursue said registration, which should take less than 10 business days.

15.                       If Buyer Guarantor is not approved by Supreme Decree including Newco’s interest in the License, upon signing the License DOT BPZ E&P shall reiterate Perupetro to qualify Buyer Guarantor to become Newco’s corporate guarantor. BPZ E&P and Buyer shall pursue Perupetro qualification process and Buyer shall take any other actions that may be appropriate to expedite Buyer Guarantor’s qualification. Once Supreme Decree approving Buyer Guarantor is issued, BPZ E&P, Newco, BPZ Resources and Buyer Guarantor shall sign the Second License DOT, and that date shall become the Completion Date for purposes of signing the Transfer DOT.

16.                       Following the Completion Date the following communications/ applications shall be submitted to SUNAT:

a.                                BPZ E&P and Newco shall communicate the spin off, within a term not to exceed 10 business days;

b.                                Sellers must apply for the certification of Newco’s shares costs by SUNAT. If SUNAT’s certification is not granted within 30 business days the cost of Newco’s shares submitted by Sellers shall be deemed approved by SUNAT. A certified copy of the Spin-off DOT and the Spin-off DOT amendment shall be submitted to SUNAT with this request, among other documents;

c.                                Sellers and Buyer shall communicate the transfer of Newco shares, within a term not to exceed 30 business days. A certified copy of the Transfer DOT shall be submitted to SUNAT with this communication;

d.                                NEWCO shall communicate the cancellation of BPZ E&P shares as a result of the spin-off, within a term not to exceed 10 business days following the next month of the cancellation.

e.                                BPZ E&P and Newco each shall communicate, within a term not to exceed 5 business days, any changes in their shareholders, directors, legal representatives, resulting from the Spin-off;

f.                                  BPZ E&P and Newco shall (i) request SUNAT’s authorization for not keeping accounting books separate from their own accounting books; (ii) communicate SUNAT their Participating Interest share in the License and JOA; and (iii) communicate each company election to keep their accounting books in foreign currency. A certified copy of the License DOT and the JOA shall be submitted to SUNAT with this communication;

g.                               NEWCO shall request a tax stability certificate from SUNAT to receive the same benefits applicable to BPZ E&P with respect to the Financial Transactions Tax, if any. A certified copy of the License DOT shall be submitted to SUNAT with this communication; and,

h.                               NEWCO shall communicate, within a 5 business day term, the Stabilized Tax Regime applicable to Newco, which shall be the same one of BPZ E&P.

ATTACHMENT B

JOINT OPERATING AGREEMENT

ATTACHMENT C

CARRY AGREEMENT

Schedule A-1

Existing Guarantees

1.             Bank Letter of Guaranty Nº 0011-0586-9800131248-51, issued in favor of Perupetro.

2.             Corporate Guaranty granted by BPZ Energy Inc., later converted to BPZ Energy LLC, as guarantor under the License.

Schedule A-1

Schedule A-2

List of Equipment

PLATFORMS AND WELLS

Description	Owner	Condition

1. Plataforma Corvina CX11	BPZ E&P	Fixed

2. Pozo CX11-21XD	BPZ E&P	Fixed

3. Pozo CX11-14D	BPZ E&P	Fixed

4. Pozo CX11-18D	BPZ E&P	Fixed

5. Pozo CX11-20D	BPZ E&P	Fixed

6. Pozo CX11-15D	BPZ E&P	Fixed

7. Pozo CX11-19D	BPZ E&P	Fixed

8. Plataforma Albacora	BPZ E&P	Fixed

9. Pozo A-14X	BPZ E&P	Fixed

10. Pozo CX11-17D	BPZ E&P	Fixed

11. Pozo CX11-22D	BPZ E&P	Fixed

12. Pozo CX11-23D	BPZ E&P	Fixed

13. Workover A9G	BPZ E&P	Fixed

14. Workover A13E	BPZ E&P	Fixed

15. Workover A12F	BPZ E&P	Fixed

16. Workover A17D	BPZ E&P	Fixed

Schedule A-2

1

Schedule A-2

List of Equipment

PRODUCTION FACILITIES

Description	Owner	Fixed/Movable

1. Sistema de Transferencia Corvina	BPZ E&P	Fixed

2. Sistema de Transferencia Albacora	BPZ E&P	Fixed

3. Equipos Facilidades de Producción Corvina	BPZ E&P	Fixed

4. Equipos Facilidades de Producción Corvina	BPZ E&P	Fixed

5. FPC Facilidades de Producción Corvina	BPZ E&P	Fixed

6. FPC Compresor Facilidades Producción Corvina	BPZ E&P	Fixed

7. Equipos Facilidades de Producción Albacora	BPZ E&P	Fixed

8. Sistema de Embarcaderos Corvina	BPZ E&P	Fixed

9. Sistema de Embarcaderos Albacora	BPZ E&P	Fixed

Schedule A-2

2

Schedule 3.1.2

Equity Structure of Newco

One Hundred (100) participation units, each with a par value of Three Hundred and 00/100 Nuevos Soles (S/. 300.00).

Schedule 3.1.2

Schedule 3.1.5

Litigation

None.

Schedule 3.1.5

Schedule 3.1.6

Certain Acts, Omissions or Notices

None.

Schedule 3.1.6

Schedule 3.2.11

No Breach

None.

Schedule 3.2.11

Schedule 10.3.1

Repayment Amount and Amortization Schedule

Part I — Determination of PI Repayment Amount

Within fifteen (15) Business Days of the Termination Date, (a) each of PRE Lender and Borrower shall, for purposes of this Schedule 10.3.1, designate an independent investment bank of international repute and having substantial experience in mergers and acquisition transactions in the international oil and gas industry (each such investment bank the relevant Party’s Valuation Designee), and promptly upon such designation each Party shall deliver written notice to the other Party specifying the name and contact information of its Valuation Designee; and (b) PRE Lender and Borrower shall mutually agree upon a reserves auditor with substantial experience in reserves and resource certification in the international oil and gas industry (which shall be the existing reserves auditor unless the Parties agree otherwise) and shall cause such reserves auditor to prepare the Termination Reserve and Resource Certification Report with an effective date of the Reference Date (the Termination Reserve Report). Each Party’s Valuation Designee shall independently calculate the fair market value, in United States Dollars, of a 100% Participating Interest in the Assets as of the Reference Date (the Termination Appraisal Value) on the basis of the Termination Reserve Report and using a combination of methodologies accepted as common practice in the investment banking industry (collectively the Valuation Methodology) including but not limited to: (i) discounted cash flow analysis; (ii) selected trading company analysis; (iii) selected acquisition analysis; and (iv) the market capitalization of BPZ Resources on the Business Day immediately succeeding the Reference Date. Within the later of ninety (90) days of the Termination Date and forty-five (45) days after receipt of the Termination Reserve Report, each Party shall notify the other Party in writing of the Termination Appraisal Value calculated by its Valuation Designee (each such notice a Valuation Notice). For the avoidance of doubt, the Parties shall instruct their respective Valuation Designees to specify a set Termination Appraisal Value, and not a range of values.

A.            If the Termination Appraisal Values calculated by the Parties’ Valuation Designees are within ten percent (10%) of one another, then the Termination Value shall, for purposes of calculating the PI Repayment Amount, be the mathematical average of the Termination Appraisal Values proposed by the Parties’ respective Valuation Designees.

B.            If the Termination Appraisal Values proposed by the Parties’ Valuation Designees are not within ten percent (10%) of one another, the Parties’ Valuation Designees shall, within fifteen (15) Business Days of the delivery of the later of the two Valuation Notices, jointly designate an independent investment bank of international repute and having substantial experience in mergers and acquisition transactions in the international oil and gas industry’ mutually agreeable to the Parties (such investment bank, the Third Party Valuation Consultant) and the Third Party Valuation Consultant shall: (a) calculate the fair market value, in United States Dollars, of a 100% working interest in the Assets as of the Reference Date, subject to approval by its valuation committee, and (b) deliver written notice to the Parties specifying the amount so calculated, and such amount shall, for purposes of calculating the PI Repayment Amount, be the Termination Value; provided, however that the amount so determined shall not in any event be (x) greater than the higher of the Termination Appraisal Values determined by the Parties’ Valuation Designees, or (y) less than the lower of the Termination Appraisal Values. For the avoidance of doubt, the Parties shall instruct the Third Party Valuation Consultant to specify a discrete Termination Appraisal Value, and not a range of values. The fees and expenses of the Third Party Valuation Consultant shall be borne fifty percent (50%) by PRE Lender and fifty percent (50%) by Borrower.

Part II — Repayment Schedule

A.            Payment Schedule Prior to Bank Repayment Date: During the period commencing on the first PRE Payment Date and ending on the Bank Repayment Date, Borrower shall pay the PI Repayment Amount (determined in accordance with this Schedule 10.3.1) to the PRE Lender in the installment amounts (plus interest accrued on the Senior PI Repayment Amount) and on the PRE Payment Dates specified in the schedule below, or if any such date is not a Business Day then on the next succeeding Business Day. If the Bank Repayment Date does not occur by October 15, 2015, then on the 15th of each October, January, April and July until the Bank Repayment Date and on the next such date after the Bank Repayment Date, Borrower shall make a payment on each such date of $4,000,000 plus accrued interest on the Senior PI Repayment Amount at the Applicable Rate. Prior to the Determination Date, interest shall accrue and be payable on the Senior PI Repayment Amount. If the PI Repayment Amount is determined to be less than the Senior PI Repayment Amount, Borrower will receive a credit for the overpayment of interest on the next PRE Payment Date. If the PI Repayment Amount is determined to be more than the Senior PI Repayment Amount, interest on such excess amount shall accrue (but will not be payable) for the period between the Termination Date and the Bank Repayment Date and on the Bank Repayment Date all such accrued interest shall be capitalized into the PI Repayment Amount.

PRE Payment Date	PRE Lender Amount ($)
October 15, 2013	$4,000,000
January 15, 2014	$4,000,000
April 15, 2014	$4,000,000
July 15, 2014	$4,000,000
October 15, 2014	$4,000,000
January 15, 2015	$4,000,000
April 15, 2015	$4,000,000
July 15, 2015	$4,000,000

B.            Payments to PRE Lender After the Bank Repayment Date. After the Bank Repayment Date, the balance of the PI Repayment Amount (if any) and accrued interest will be repaid by Borrower in quarterly installments of $10,000,000, payable in arrears on the 15th of each October, January, April and July, or if any such date is not a Business Day then on the next succeeding Business Day, beginning with the first such date following the last PRE Payment Date specified in Part II.A above; provided, however, that, Borrower will make an additional quarterly payment (a PRE Prepayment) equal to (x) 49% of the Cash Flow for the preceding fiscal quarter minus (y) $10,000,000 if but only if BPZ E&P would still have a minimum cash balance (excluding cash collateral) of not less than $40,000,000 immediately after making any PRE Prepayment.

Part III - Security for Obligations; Acceleration; Discharge

A.            Security for PI Secured Obligations. The payment of the PI Secured Obligations will be secured by the Security Agreements as follows: (i) prior to the Bank Repayment Date, the payment of the PI Secured Obligations will be secured by the Security Agreements; provided that the Flow Trust will only secure the Senior PI Repayment Amount plus accrued interest on the Senior PI Repayment Amount, and (ii) after the Bank Repayment Date (without further act or amendment), the PI Secured Obligations, if any, will be secured by all the Security Agreements (including the Flow Trust on an uncapped basis) and each of

Borrower, BPZ E&P and PRE Lender will promptly execute all such amendments to the Flow Trust as may be reasonably requested by PRE Lender to increase the monthly deposits made to PRE’s security trust account to 33.33% of the increased quarterly scheduled debt service described in Part IIB above.

B.    Acceleration of PI Repayment Amount. Upon the occurrence of an Event of Default that is continuing, PRE Lender shall be entitled to accelerate any future repayments of the PI Repayment Amount and to enforce the Security Agreements; provided that prior to the Bank Repayment Date, such acceleration and enforcement is permitted by the Intercreditor Agreement.

C.    Discharge of Security Agreements. When the PI Secured Obligations are repaid in full the Security Agreements shall terminate in their entirety without need for further action of any kind, and the PRE Lender covenants and agrees to take such actions, and execute and deliver such documents and instruments, as Borrower may deem necessary or advisable to evidence the termination of the liens and other security interests granted therein or evidenced thereby.

Part IV — General Dispositions and Covenants

A.            Right to Make Payments. Notwithstanding references herein to payments from or by Borrower, any of Borrower, Sellers or any of their Affiliates shall be entitled to make any such payment.

B.            Covenants: For the period beginning on the Termination Date and ending on the PRE Lender Repayment Date, Borrower covenants and agrees with PRE Lender as follows:

(i)    Borrower shall (A) not, without the prior written consent of PRE Lender, such consent not to be unreasonably be withheld or conditioned, amend either of the Bank Credit Facilities in a manner that: (i) alters the amortization or the maturity of the loans thereunder, (ii) increases the interest rates applicable to loans thereunder, or (iii) increases the principal amount of the BPZ E&P Facility, or the principal amount of the EENE Facility which is cross-collateralized against the Bank Security beyond $20,000,000; and (B) provide PRE Lender with true and complete copies of any amendments made to either of the Bank Credit Facilities or the Bank Security promptly after the execution thereof;

(ii)   Borrower shall, and shall cause all guarantors of the PI Repayment Amount to, comply with the negative covenants contained in Sections 7.9 (Debt), 7.10 (Negative Pledge), 7.11 (Transactions with Affiliates), 7.12 (Line of Business), 7.15 (Mergers), 7.18 (Restricted Payments), 7.19 (Investments), 7.20 (Sale Leasebacks), 7.21 (Limitation on Capital and Exploratory Expenditures), 7.23 (Derivative Transactions) and 7.28 (Sales of Oil and Gas) of the credit agreement governing the BPZ E&P Facility (as amended and in effect on the Signing Date and which covenants shall be deemed to remain in effect after the Bank Repayment Date); and

(iii)  in the event that the PRE Lender Repayment Date shall not have occurred, promptly after the Bank Repayment Date, Borrower shall deliver to PRE Lender a power of attorney with respect to the License in substantially the same form as the power of attorney granted with respect thereto as part of the Bank Security.

Part V — Certain Defined Terms

Applicable Rate means a rate per annum equal to 3 month “LIBOR” (as such term is defined in and calculated in accordance with the credit agreement governing the BPZ E&P Facility as in effect on the Signing Date) plus 9.0%.

Bank means Credit Suisse AG, Cayman Island Branch and its Affiliates or any successor agent under the Bank Credit Facilities.

Bank Credit Facilities means the BPZ E&P Facility and the EENE Facility.

Bank Principal Repayment Date means a date on which any payment of principal is due under any Bank Credit Facility.

Bank Repayment Date means the first date on which both of the Bank Credit Facilities have been repaid in full.

Bank Security means the security agreements (including the Flow Trust) which secure the Bank Credit Facilities against any assets of BZP E&P or participating units of Newco.

BPZ E&P Facility means the credit facility established under the credit agreement dated July 6, 2011 among BPZ E&P as borrower, the lenders party thereto, the guarantors party thereto and Bank as administrative agent and collateral agent, as amended.

Capital and Exploratory Expenditures has the meaning set forth in the Carry Agreement (as if such agreement was in effect on and after the Termination Date).

Cash Flow means, with respect to the Assets, the Margin less Capital and Exploratory Expenditures.

Determination Date means the date that the Termination Value is finally determined in accordance with Part I of this Schedule 10.3.1.

EENE Facility means the credit facility established under the credit agreement dated January 27, 2011 among Empresa Electrica Nueva Esperanza S.R.L.as borrower, the lenders party thereto, the guarantors party thereto and Bank as administrative agent and collateral agent, as amended.

Event of Default has the meaning set forth in the Intercreditor Agreement on the Signing Date (and such definition shall be deemed to remain in effect until the PRE Lender Repayment Date).

Flow Trust means the flow trust under the BPZ E&P Facility as amended on the Signing Date.

Intercreditor Agreement means the intercreditor agreement dated the Signing Date among Bank, PRE Lender, Borrower and various other parties.

Margin means, with respect to the Assets, cash operating revenues less royalties and cash direct and indirect charges (other than Capital and Exploratory Expenditures) permitted by Sections II and Ill of the Accounting Procedure attached to the JOA (which provisions are incorporated herein in the same form as they exist on the Signing Date).

PI Repayment Amount means an amount in Dollars equal to the sum of: (a) 49% of the Termination Value less (b) any Unpaid Amount.

PRE Lender Repayment Date means the first date on which PI Secured Obligations have been repaid in full.

PI Secured Obligations means an amount in Dollars equal to the sum of: (a) the PI Repayment Amount, plus (b) interest on the net amount in subclause (a) above accrued from and after the Termination Date, at the Applicable Rate, but calculated in accordance with this Schedule 10.3.1), plus (c) any reasonable collection costs incurred by PRE Lender in enforcing the Security Agreement if Borrower defaults in making any required payments of principal or interest in respect of the PI Repayment Amount.

Reference Date means the earlier of the Spin-off Transaction Date and the Termination Date.

Senior PI Repayment Amount means the lesser of (a) the PI Repayment Amount and (b) the aggregate amount of all loans evidenced by the Initial Note, the Final Note, the 51 CEE Note and the 49 CEE Note that were actually made by PRE Lender to Borrower under the Stock Purchase Agreement prior to the Termination Date.

Spin-off Transaction Date means the date as of which BPZ E&P has concluded the Spin-off and transfer of an undivided 49% Participating Interest in the License and a 49% undivided interest in the Assets other than the License to its affiliate Newco.

Unpaid Amount means (a) $335MM less (b) the aggregate amount of all loans represented by (i) the Initial Note, and (ii) the 51 CEE Note, which were actually made by PRE Lender to Borrower prior to the Termination Date.